SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

NEWPORT CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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NEWPORT CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 18, 2010

To the Stockholders of Newport Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Newport Corporation will be held at our corporate headquarters, located at 1791 Deere Avenue, Irvine, California 92606, on Tuesday, May 18, 2010, at 9:00 a.m. Pacific Time, for the purpose of considering and acting upon the following:

1.	To elect two Class II directors to serve for four years;

2.	To ratify the appointment of Deloitte & Touche LLP as Newport’s independent auditors for the fiscal year ending January 1, 2011;

3.	To consider an amendment to Newport’s Restated Articles of Incorporation, as amended, to declassify the Board of Directors and provide for the annual election of directors; and

4.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on March 26, 2010 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to vote by proxy prior to the meeting. Any stockholder attending the meeting may vote in person even if he or she has voted by proxy.

By order of the Board of Directors

/s/ Jeffrey B. Coyne

Jeffrey B. Coyne
Senior Vice President, General Counsel
and Corporate Secretary

April 7, 2010
Irvine, California

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY PROXY PRIOR TO THE MEETING. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE DO SO PROMPTLY TO ENSURE YOUR PROXY ARRIVES IN SUFFICIENT TIME.

NEWPORT CORPORATION PROXY STATEMENT GENERAL INFORMATION

PROXY STATEMENT AND SOLICITATION OF PROXIES

Solicitation by Board

This proxy statement is being furnished in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders to be held on May 18, 2010.

Solicitation of Proxies and Related Expenses

All expenses incurred in connection with this solicitation shall be borne by us. We anticipate that this solicitation of proxies will be made primarily by mail and pursuant to Rule 14a-16 of the Securities Exchange Act of 1934, as amended; however, in order to ensure adequate representation at the meeting, our directors, officers and employees may communicate with stockholders, brokerage houses and others by telephone, facsimile or electronic transmission, or in person to request that proxies be furnished. We may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

Record Date and Voting Securities

Our Board of Directors has fixed the close of business on March 26, 2010 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. As of the record date, there were 36,644,490 shares of our common stock outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

Availability of Materials

We are making this proxy statement and our Annual Report on Form 10-K for our fiscal year ended January 2, 2010 available to all stockholders of record on the record date for the meeting for the first time on or about April 7, 2010. On such date, we are mailing to each stockholder of record on the record date for the meeting either a Notice Regarding the Availability of Proxy Materials informing the stockholder of how to electronically access a copy of this proxy statement and our Annual Report on Form 10-K and how to vote online (the “Notice”), or printed copies of such materials, if printed copies have been previously requested by the stockholder. If any stockholder who receives a Notice would like to receive printed copies of such materials, such printed copies may be requested, free of charge, by following the instructions contained in the Notice.

We are also making available on our Internet site at www.newport.com/2009annualreport a web-based Annual Report to Stockholders containing information regarding our business which supplements the business and financial information contained in our Annual Report on Form 10-K. Except as may be required by Securities and Exchange Commission rules and regulations, our Annual Report on Form 10-K and our web-based Annual Report to Stockholders are not to be regarded as proxy soliciting material or as communications by means of which any solicitation is to be made.

Quorum

A quorum is the number of shares of capital stock of a corporation that must be represented in person or by proxy in order to transact business. A majority of shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting.

Abstentions

When an eligible voter attends the annual meeting but decides not to vote, his, her or its decision not to vote is called an “abstention.” Properly executed proxy cards that are marked “abstain” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:
  abstention shares will be treated as not voting for purposes of determining the outcome on any proposal for which the minimum affirmative vote required for approval of the proposal is a plurality (or a majority or some other percentage) of the votes actually cast, and thus will have no effect on the outcome; and

  abstention shares will have the same effect as votes against a proposal if the minimum affirmative vote required for approval of the proposal is a majority (or some other percentage) of (i) the shares present and entitled to vote, or (ii) all shares outstanding and entitled to vote.
Broker Non-Votes

Broker non-votes occur when shares held in “street name” by a broker, bank or other nominee (each, a “Nominee”) for a beneficial owner are not voted with respect to a particular proposal because (i) the Nominee does not receive voting instructions from the beneficial owner, and (ii) the Nominee lacks discretionary authority to vote the shares. We will treat broker non-votes as follows:
  broker non-votes will not be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote (even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters). Thus, a broker non-vote will not affect the outcome of the voting on a proposal for which the minimum affirmative vote required for approval of the proposal is a plurality (or a majority or some other percentage) of (i) the votes actually cast, or (ii) the shares present and entitled to vote; and

  broker non-votes will have the same effect as votes against a proposal for which the minimum affirmative vote required for approval of the proposal is a majority (or some other percentage) of all shares outstanding and entitled to vote.
Vote Required

A quorum is required for the approval of any of the proposals set forth herein. Directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of our shares of common stock outstanding as of the record date for the annual meeting is necessary for approval of the proposal to amend Newport’s Restated Articles of Incorporation, as amended, to declassify the Board of Directors and provide for the annual election of directors. The approval of any other proposal to be considered at the annual meeting requires the affirmative vote of the holders of a majority of the shares present and entitled to vote at the annual meeting in person or by proxy.

Voting of Proxies

Stockholders may vote by proxy or in person at the meeting. To vote by proxy, stockholders may vote by Internet, telephone or mail. The instructions and information needed to access our proxy materials and vote by Internet can be found in the Notice. Alternatively, if printed copies of our proxy materials have been requested by a stockholder, the instructions and information needed to vote by Internet, telephone or mail can be found in the proxy card accompanying such materials.

If you are the beneficial owner of shares held by a Nominee, then your Nominee, as the record owner of the shares, must vote those shares in accordance with your instructions. Please refer to the voting instruction form that your Nominee makes available to you for voting your shares.

Two of our officers, Robert J. Phillippy and Charles F. Cargile, have been designated by our Board as proxies for voting on matters brought before the 2010 annual meeting. Each proxy properly received by us prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted (i) FOR election of the director nominees listed therein, (ii) FOR ratification of our appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 1, 2011, and (iii) AGAINST the proposal to amend Newport’s Restated Articles of Incorporation, as amended, to declassify the Board of Directors and provide for the annual election of directors.

Revoking a Proxy

Any proxy may be revoked or superseded by executing a later proxy or by giving notice of revocation in writing prior to, or at, the annual meeting, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of the proxy. Any written notice revoking a proxy should be sent to our Corporate Secretary at our corporate offices at 1791 Deere Avenue, Irvine, California 92606, and must be received prior to the commencement of the meeting.

If your shares are held in the name of a Nominee, you may change your vote by submitting new voting instructions to your Nominee. Please note that if your shares are held of record by a Nominee and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your Nominee.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at our 2011 annual meeting of stockholders and presentation in our proxy statement for such meeting should deliver the proposal to us at our corporate offices no later than December 8, 2010 in order to be considered for inclusion in our proxy statement relating to that meeting. Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, as amended, rules and regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer. In addition, our bylaws contain procedures for stockholders to submit nominations of director candidates, which are discussed under the heading “Stockholder Nominations” on page 10 of this proxy statement.

Rule 14a-4 under the Securities Exchange Act of 1934, as amended, governs our use of our discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in our proxy statement. Such rule provides that if a proponent of a proposal fails to notify us at least 45 days prior to the current year’s anniversary of the date of mailing of the prior year’s proxy statement, then we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. We anticipate that our next annual meeting will be held in May 2011. If we do not receive any stockholder proposals for our 2011 annual meeting before February 21, 2011, we will be able to use our discretionary voting authority as outlined above.

OTHER MATTERS

Management is not aware of any other matters that will be presented for consideration at our 2010 annual meeting. If any other matter not mentioned in this proxy statement is brought before the meeting, the proxies named above will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

NEWPORT CORPORATE OFFICE

Our corporate offices are located at 1791 Deere Avenue, Irvine, California 92606.

PROPOSAL ONE ELECTION OF DIRECTORS

The size of our Board is currently fixed at eight directors. The Board is divided into four classes, with one class of directors elected each year for a term of four years. Our Board currently consists of six directors, with one vacancy in Class I and one vacancy in Class III. At our 2010 annual meeting, two directors will be elected to serve as Class II directors until our annual meeting in 2014. Our Class III director will continue to serve until our annual meeting in 2011, our Class IV directors will continue to serve until our annual meeting in 2012, and our Class I director will continue to serve until our annual meeting in 2013. Our Board is currently seeking candidates to fill at least one of the vacancies on the Board. Such vacancies are not eligible to be filled at the 2010 annual meeting.

If the proposal to amend our Restated Articles of Incorporation, as amended, to declassify our Board and provide for the annual election of directors, which is included in this proxy statement, is approved at our 2010 annual meeting, our Class III director (and any director appointed by the Board to fill one of the vacancies on the Board) would stand for election at our 2011 annual meeting for a one-year term expiring at our 2012 annual meeting, and they or their successors would stand for election for one-year terms thereafter. Our Class IV, Class I and Class II directors would continue to serve until the expiration of their terms at our 2012, 2013 and 2014 annual meetings, respectively, and they or their successors would then stand for election for one-year terms thereafter. Any director appointed by the Board to fill the remaining vacancy on the Board would stand for election for a one-year term at the annual meeting immediately following his or her appointment to the Board. Accordingly, if the proposal is approved, all directors would be elected on an annual basis commencing in 2014.

CLASS II DIRECTOR NOMINEES

Based upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the individuals set forth below to serve as Class II directors until our annual meeting of stockholders in 2014:

			Director
Name	Principal Occupation	Age	Since
C. Kumar N. Patel	Professor of Physics and Astronomy, University of California, Los Angeles; Chairman and Chief Executive Officer, Pranalytica, Inc.	71	1986

Kenneth F. Potashner	Chairman of the Board, Newport Corporation; Independent Investor	52	1998

C. Kumar N. Patel was elected to the Board in 1986. Dr. Patel was Vice Chancellor-Research, University of California, Los Angeles from 1993 to 1999, and in January 2000 he was appointed to the position of Professor of Physics and Astronomy. Since February 2000, Dr. Patel has also served as Chairman and Chief Executive Officer of Pranalytica, Inc., a company involved in ultra-low level trace gas detection technologies. Previously, he was employed by AT&T Bell Laboratories, a telecommunications research company, as Executive Director of the Research, Materials Science, Engineering and Academic Affairs Division from 1987 to 1993, and as Executive Director, Physics and Academic Affairs Division from 1981 to 1987. He joined Bell Laboratories in 1961. Dr. Patel brings to the Board extensive experience in laser and photonics research and technology, and significant contacts in the global research community.

Kenneth F. Potashner was elected to the Board in 1998. He served as the Board’s Lead Independent Director from August 2003 to August 2006. In September 2007, Mr. Potashner was appointed as Chairman of the Board. From May 2003 to present, Mr. Potashner has been an independent investor. From 1996 to May 2003, he was Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics and high voltage capacitors, and he also served as President and Chief Executive Officer of Maxwell Technologies from 1996 to October 1998. From November 1998 to August 2002, Mr. Potashner was President, Chief Executive Officer and Chairman of SONICblue Incorporated (formerly S3 Incorporated), a supplier of digital media appliances and services. Mr. Potashner was Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a manufacturer of storage systems, from 1994 to 1996. From 1991 to 1994, he was Vice President, Worldwide Product Engineering for Quantum Corporation, a manufacturer of disk drives. From 1981 to 1991, he held various engineering management positions with Digital Equipment Corporation, a manufacturer of computers and peripherals, culminating with the position of Vice President of Worldwide Product Engineering in 1991. Mr. Potashner also serves on the boards of directors of several private companies. Mr. Potashner brings to the Board extensive experience in the management and operation of technology companies, particularly in the microelectronics industry.

Unless otherwise instructed, each proxy received by us will be voted in favor of the election of Dr. Patel and Mr. Potashner as Class II directors. The nominees have indicated that they are willing and able to serve as directors if elected. If the nominees should become unable or unwilling to serve, it is the intention of the persons designated as proxies to vote instead, in their discretion, for such other persons as may be designated as nominees by our Board.

The Board of Directors recommends a vote “FOR” the election of Dr. Patel and Mr. Potashner as Class II directors.

CONTINUING DIRECTORS

The following directors will continue to serve on our Board:

				Term	Director
Name	Principal Occupation	Age	Class	Expires	Since
Robert L. Guyett	President and Chief Executive Officer, Crescent Management Enterprises, LLC	73	IV	2012	1990

Michael T. O’Neill	President and Chief Executive Officer, Miragene, Inc.	69	I	2013	2003

Robert J. Phillippy	President and Chief Executive Officer, Newport Corporation	49	IV	2012	2007

Peter J. Simone	Independent Consultant	62	III	2011	2003

Robert L. Guyett was elected to the Board in 1990. Since April 1996, Mr. Guyett has been President and Chief Executive Officer of Crescent Management Enterprises, LLC, a financial management and investment advisory services firm. From May 2003 until May 2007, he served as Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics and high voltage capacitors, and he continues to serve on that board. From May 1995 to December 1996, he was a consultant to Engelhard Corporation, an international specialty chemical and precious metals company. Between September 1991 and May 1995, Mr. Guyett served as Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Engelhard Corporation. From January 1987 to September 1991, he was the Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Fluor Corporation, an international engineering and construction firm. Mr. Guyett also currently serves as the Treasurer and a director of the Christopher and Dana Reeve Foundation. Mr. Guyett brings to the Board extensive experience in accounting and finance issues, and is an “audit committee financial expert” as defined by the regulations promulgated by the Securities and Exchange Commission.

Michael T. O’Neill was appointed to the Board in April 2003. Since November 2000, Mr. O’Neill has served as President and Chief Executive Officer, and as a director, of Miragene, Inc., a biotechnology company. From May 1995 to October 2000, Mr. O’Neill served as an independent consultant to several private companies in the biotechnology industry. From 1973 to 1995, Mr. O’Neill was employed by Beckman Instruments, Inc., a manufacturer of automated analytical systems for the life and health sciences market, in various management positions, most recently as Senior Vice President, Worldwide Commercial Operations from 1993 to 1995, and as Group Vice President, Life Sciences Operations from 1989 to 1993. Mr. O’Neill brings to the Board extensive experience in the management and operation of companies in the life and health sciences and biotechnology industries.

Robert J. Phillippy joined Newport in April 1996 as Vice President and General Manager of the Science and Laboratory Products Division. In August 1999, he was appointed to the position of Vice President and General Manager of the U.S. operations of our Industrial and Scientific Technologies Division (now a part of our Photonics and Precision Technologies Division). In July 2004, Mr. Phillippy was appointed as President and Chief Operating Officer, and in September 2007, he was appointed as President and Chief Executive Officer and as a member of the Board. Prior to joining us, Mr. Phillippy was Vice President of Channel Marketing at Square D Company, an electrical equipment manufacturer, from 1994 to 1996. He joined Square D Company in 1984 as a sales engineer and held various sales and marketing management positions with that company prior to his election as Vice President in 1994. Mr. Phillippy brings to the Board his extensive knowledge of our business, operations and markets from his roles with Newport, as well as extensive experience in the management and operation of technology companies.

Peter J. Simone was appointed to the Board in March 2003. Mr. Simone currently serves as an independent consultant to several venture capital firms and venture-funded private companies. Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company, from June 2001 to December 2002 when it was acquired by Novellus Systems, Inc. He served as a director of and a consultant to Active Controls eXperts, Inc. (“ACX”), a leading supplier of precision motion control and smart structures technology, from January 2000 to August 2000, and was President and a director of ACX from August 2000 to February 2001 when it was acquired by Cymer, Inc. He served as President, Chief Executive Officer and director of Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier manufacturers, from April 1997 until Xionics’ merger with Oak Technology, Inc. in January 2000. Mr. Simone’s previous experience includes seventeen years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, holding various management positions including President and director. Mr. Simone also serves on the boards of directors of several other private and public companies. Mr. Simone brings to the Board extensive experience in the management and operation of technology companies, particularly in the microelectronics industry, and is an “audit committee financial expert” as defined by the regulations promulgated by the Securities and Exchange Commission.

Other Directorships

Mr. Guyett currently serves on the board of directors of one other publicly traded company, Maxwell Technologies, Inc. Mr. Guyett does not currently serve, and during the past five years has not served, on the board of directors of any other publicly traded company or investment company.

Mr. Potashner previously served on the boards of directors of two publicly traded companies, Applied Solar, Inc. (formerly, Open Energy Corporation), from 2008 to 2009, and California Micro Devices Corporation, from 2009 to 2010. Mr. Potashner does not currently serve, and during the past five years has not served, on the board of directors of any other publicly traded company or investment company.

Mr. Simone currently serves on the boards of directors of three other publicly traded companies, Cymer, Inc., Monotype Imaging, Inc. and Veeco Instruments, Inc. Mr. Simone previously served on the board of directors on one other publicly traded company, Sanmina-SCI Corporation, from 2003 to 2008. Mr. Simone does not currently serve, and during the past five years has not served, on the board of directors of any other publicly traded company or investment company.

No other director currently serves, or during the past five years has served, on the board of directors of any other publicly traded company or investment company.

CORPORATE GOVERNANCE

We are committed to promoting the best interests of our stockholders by establishing sound corporate governance practices and maintaining the highest standards of responsibility and ethics. Our Board of Directors has adopted Corporate Governance Guidelines, which consist of written standards relating to, among other things, the composition, leadership, operation and evaluation of the Board and its committees. The Corporate Governance and Nominating Committee of our Board reviews and evaluates, at least annually, the adequacy of and our compliance with such guidelines. A copy of our Corporate Governance Guidelines is available on our Internet site at www.newport.com/corporategovernance. We will also provide an electronic or paper copy of these guidelines, free of charge, upon request made to our Corporate Secretary.

Board of Directors

Independence

With the exception of Mr. Phillippy, our President and Chief Executive Officer, all of the current members of our Board of Directors, and all individuals who served on our Board during our fiscal year ended January 2, 2010, are “independent” as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules. Our Board has determined that no member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. The independence of each director is reviewed periodically to ensure that, at all times, at least a majority of our Board is independent.

Board Leadership

At such times as an independent director is serving as Chairman of the Board, the leadership of the Board is the responsibility of the Chairman. Mr. Potashner, who is an independent director, has served as Chairman of the Board since September 2007. In accordance with our Corporate Governance Guidelines, if a non-independent director, such as our Chief Executive Officer, is serving as Chairman of the Board, the leadership of the Board would be shared by the Chairman and a lead independent director who would be appointed by the independent directors from among themselves. We believe that this leadership structure provides the appropriate level of independent oversight necessary to ensure that the Board meets its fiduciary obligations to our stockholders, that the interests of management and our stockholders are properly aligned, and that we establish and follow sound business practices and strategies that are in the best interests of our stockholders.

Board’s Role in Risk Management

The Board provides oversight with respect to our management of risk, both as a whole and through its standing committees. The Board typically reviews and discusses with management at each of its regular quarterly meetings, information presented by management relating to our operational results and outlook, including information regarding risks related to our business and operations, as well as risks associated with the markets we serve. At least annually, the Board reviews and discusses an overall risk assessment conducted by management and the strategies and actions developed and implemented by management to monitor, control and mitigate such risks.

The Audit Committee of our Board also provides risk oversight, focusing in particular on financial and credit risk. The Audit Committee oversees the management of such risks, generally as part of its responsibilities related to the review of our financial results and our internal control over financial reporting, and specifically in connection with its consideration of particular actions being contemplated by us such as financing activities and repurchases of our common stock or convertible notes. The Compensation Committee has responsibility for overseeing the management of risk related to our compensation policies and practices. The Compensation Committee considers risks associated with our business in developing compensation policies and the components of our executive compensation program, and periodically reviews and discusses assessments conducted by management with respect to risk that may arise from our compensation policies and practices for all employees.

Meetings

It is the policy of our Board to hold at least four regular meetings each year, typically in February, May, August and November. The regular meeting held in May of each year coincides with our annual meeting of stockholders. We have not adopted a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, however, generally, all directors attend such meetings. All directors who were serving on our Board at the time of our 2009 annual meeting of stockholders attended such meeting.

Our Board held eight meetings (including telephonic meetings) during the fiscal year ended January 2, 2010. Each director attended more than seventy-five percent of the aggregate of the number of meetings of the Board (held during the period in which he served as a director) and the number of meetings held by all committees of the Board on which he served (held during the period in which he served on such committees).

Private Sessions

Our independent directors meet privately, without management present, at least four times during the year. These private sessions are generally held in conjunction with the regular quarterly Board meetings. Other private meetings are held as often as deemed necessary by the independent directors.

Committees of the Board

Our Board has three separate standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each committee operates under a written charter adopted and reviewed annually by the Board. Copies of the charters of all standing committees are available on our Internet site at www.newport.com/corporategovernance. We will also provide electronic or paper copies of the standing committee charters free of charge, upon request made to our Corporate Secretary. The Board may establish other committees from time to time as deemed appropriate by the Board based on the needs of the Board and the company.

Audit Committee

The Audit Committee is comprised of three directors. The current members are Messrs. Guyett (Chairman) and Simone and Dr. Patel. Markos I. Tambakeras, who resigned from the Board effective as of December 31, 2009, served as a member of the Audit Committee during the entire year of 2009. None of the members serving on the Audit Committee currently or during 2009 are or have been our officers or employees, and each member qualifies as an independent director as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules and Section 10A(m) of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 thereunder. The Board has determined that Messrs. Guyett and Simone are “audit committee financial experts” as defined by the regulations promulgated by the Securities and Exchange Commission. The Audit Committee held eight meetings (including telephonic meetings) during the fiscal year ended January 2, 2010.

The Audit Committee has the sole authority to appoint and, when deemed appropriate, replace our independent auditors, and has a policy of pre-approving all audit and permissible non-audit services provided by our independent auditors and the fees associated therewith. The Audit Committee has, among other things, the responsibility to:
  evaluate the qualifications and independence of our independent auditors;

  review and approve the scope and results of the annual audit;

  evaluate independently and with our independent auditors our financial and internal audit staff and the adequacy and effectiveness of our systems and internal control over financial reporting;

  review and discuss with management and the independent auditors the content of our financial statements prior to the filing of our quarterly reports on Form 10-Q and annual reports on Form 10-K;

  review the content and clarity of our press releases and related Securities and Exchange Commission reports regarding our operating results and other financial matters;

  review significant changes in our accounting policies;

  review and approve transactions with related persons for which approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules;

  establish procedures for receiving, retaining and investigating reports of illegal acts involving us or complaints or concerns regarding questionable accounting or auditing matters, and supervise the investigation of any such reports, complaints or concerns;

  establish procedures for the confidential, anonymous submission by our employees of concerns or complaints regarding questionable accounting or auditing matters;

  review and discuss assessments conducted by management with respect to our major financial and credit risk exposures, and actions being taken to monitor and control such exposures;

  provide sufficient opportunity for the independent auditors to meet with the committee without management present;

  adopt and continually review and assess our investment policy;

  oversee the management of our investment portfolio and evaluate the performance of our portfolio managers; and

  review and approve or make recommendations to the Board with respect to certain significant spending proposals.

Compensation Committee

The Compensation Committee is comprised of four directors. The current members are Messrs. O’Neill (Chairman), Guyett and Potashner and Dr. Patel. Mr. Tambakeras served as a member of the Compensation Committee during the entire year of 2009. None of the members serving on the Compensation Committee currently or during 2009 are or have been our officers or employees, and each member qualifies as an independent director as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules. The Compensation Committee held four meetings (including telephonic meetings) during the fiscal year ended January 2, 2010. The Compensation Committee has, among other things, the responsibility to:
  develop guidelines for, evaluate and approve cash and equity compensation and benefit plans, programs and agreements for our Chief Executive Officer and other executive officers;

  review and discuss assessments conducted by management with respect to risk that may arise from our compensation policies and practices for all employees;

  oversee the development of and administer our long-term incentive plans, including equity-based incentive plans;

  develop guidelines for and approve awards to key personnel under our equity-based incentive plans; and

  evaluate the form and amount of director compensation and make recommendations to the Board related thereto.
Additional information regarding the Compensation Committee’s consideration and determination of executive officer and director compensation is included under the heading “Compensation Discussion and Analysis” beginning on page 12 of this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of four directors. The current members are Messrs. Potashner (Chairman), O’Neill and Simone and Dr. Patel. None of the members of the Corporate Governance and Nominating Committee are or have been our officers or employees, and each member qualifies as an independent director as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules. The Corporate Governance and Nominating Committee held three meetings (including telephonic meetings) during the fiscal year ended January 2, 2010.

The Corporate Governance and Nominating Committee ensures that the Board is properly constituted to meet its fiduciary obligations to Newport and our stockholders and that we have and follow appropriate governance standards. To carry out this purpose, the Corporate Governance and Nominating Committee has, among other things, the responsibility to:
  develop, continually assess and monitor compliance with our corporate governance guidelines;

  evaluate the size and composition of our Board, the criteria for Board membership and the independence of Board members;

  oversee the evaluation of the performance of our Board and its committees and our management;

  assist our Board in establishing appropriate committees and recommend members for such committees;

  identify, evaluate and recommend to our Board candidates for nomination and election as members of our Board; and

  review and make recommendations to our Board regarding our responses to proposals received from stockholders, and engage in discussions with the proponents of approved stockholder proposals.

Identifying and Evaluating Director Candidates

The Corporate Governance and Nominating Committee identifies potential director candidates through a variety of sources, including recommendations made by current or former directors, members of our executive management, stockholders and business, academic and industry contacts. When appropriate, a search firm may be retained by the committee to identify director candidates. In March 2010, the Corporate Governance and Nominating Committee engaged Heidrick & Struggles, a firm specializing in the recruitment of directors and executives, to assist the committee in identifying and recruiting director candidates to fill at least one of the current vacancies on the Board.

There are no specific minimum qualifications that the Corporate Governance and Nominating Committee requires to be met by a director nominee recommended for a position on the Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Corporate Governance and Nominating Committee reviews and assesses at least annually the size and composition of our Board and the criteria for Board membership, including business background, experience, judgment, independence, character, age, diversity, and other relevant matters. Candidates for director are evaluated based on such established criteria and certain provisions of our bylaws.

In assessing the composition of the Board, the Corporate Governance and Nominating Committee considers the Board’s current and anticipated needs, and makes every effort to maintain appropriate balance and diversity of business background, skills and expertise based on the nature and requirements of our business and the variety of markets that we serve. In evaluating a potential director candidate, the Corporate Governance and Nominating Committee considers all relevant information regarding the candidate, including the membership criteria stated above, and whether the candidate would meet the Committee’s objectives for the overall composition of the Board, well as the candidate’s ability and willingness to devote adequate time to Board responsibilities. When appropriate, the Corporate Governance and Nominating Committee will recommend qualified candidates for nomination by the full Board. Any stockholder may recommend candidates for evaluation by the Corporate Governance and Nominating Committee by submitting a written recommendation to our Corporate Secretary containing the same information regarding such candidates required for stockholder nominations as described under the heading “Stockholder Nominations” below. The Corporate Governance and Nominating Committee will consider any such recommended candidates in the same manner as all other proposed candidates in accordance with these standards.

Stockholder Nominations

In accordance with our bylaws, stockholders may submit a nomination of a candidate for election as director by delivering a written notice to our Corporate Secretary at least ninety days prior to the date corresponding to the record date of our previous year’s annual meeting in the event of election at an annual meeting, and at least seventy-five days prior to the initiation of solicitation to our stockholders for election in the event of election other than at an annual meeting. Such notice shall set forth (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the number of shares (if any) of our capital stock which are beneficially owned by such nominee, and (4) such other information concerning such nominee as would be required under the then-current rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee. Any such notice shall be accompanied by a signed consent of such nominee to serve as a director, if elected. If the Corporate Governance and Nominating Committee or the Board determines that any nomination made by a stockholder was not made in accordance with the foregoing procedures, the rules and regulations of the Securities and Exchange Commission or other applicable laws or regulations, such nomination will be void.

Communications with our Board

Any stockholder may communicate with our Board, any Board committee or any individual director. All communications should be made in writing, addressed to the Board, the Board committee or the individual director, as the case may be, in care of our Corporate Secretary, mailed or delivered to our corporate offices at 1791 Deere Avenue, Irvine, California 92606. Our Corporate Secretary will forward or otherwise relay all such communications to the intended recipient(s).

Corporate Responsibility

Code of Ethics

Our Board has adopted a written code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions. Such code of ethics consists of standards that, among other things, are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or furnish to, the Securities and Exchange Commission and/or make in other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to our Legal Department and/or our Audit Committee; and accountability for adherence to the code. A copy of our code of ethics is available on our Internet site at www.newport.com/corporategovernance. We will also provide an electronic or paper copy of the code of ethics, free of charge, upon request made to our Corporate Secretary. If any substantive amendments are made to the written code of ethics, or if any waiver (including any implicit waiver) is granted from any provision of the code to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of such amendment or waiver on our Internet site at www.newport.com/corporategovernance or in a current report on Form 8-K.

Procedures for Submitting Complaints Regarding Accounting and Auditing Matters

We are committed to compliance with all applicable securities laws and regulations, accounting standards and accounting controls. The Audit Committee of our Board has established written procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns or complaints regarding such matters. Our Audit Committee oversees the handling of such concerns or complaints. The procedures for non-employees to submit concerns or complaints regarding accounting, internal accounting controls and auditing matters are available on our Internet site at www.newport.com/corporategovernance. We will also provide an electronic or paper copy of these procedures free of charge, upon request made to our Corporate Secretary.

EXECUTIVE OFFICERS

We currently have five executive officers who serve at the pleasure of our Board and are elected on an annual basis:

Name	Age	Title
Robert J. Phillippy	49	President and Chief Executive Officer

Charles F. Cargile	45	Senior Vice President, Chief Financial Officer and Treasurer

Jeffrey B. Coyne	43	Senior Vice President, General Counsel and Corporate Secretary

Gary J. Spiegel	59	Vice President, Sales, Marketing and Business Development

David J. Allen	55	Vice President and General Manager, Lasers Division

Mr. Phillippy’s biography is presented on page 6. The biographies of our other executive officers are set forth below.

Charles F. Cargile joined us in October 2000 as Vice President and Chief Financial Officer. In July 2004, he was appointed Senior Vice President, and in February 2005, he was appointed Treasurer. Prior to joining us, Mr. Cargile was Vice President, Finance and Corporate Development for York International Corporation (now a division of Johnson Controls, Inc.), a manufacturer of air conditioning and refrigeration products. He joined York in November 1998, and served in a number of executive positions, including Corporate Controller and Chief Accounting Officer, until his promotion to Vice President, Finance and Corporate Development in February 2000. Prior to joining York, Mr. Cargile was employed by Flowserve Corporation, a manufacturer of highly-engineered pumps, seals and valves primarily for the petroleum and chemical industries, in various positions, most recently as Corporate Controller and Chief Accounting Officer from February 1995 to November 1998.

Jeffrey B. Coyne joined us in June 2001 as Vice President, General Counsel and Corporate Secretary. In July 2004, he was appointed Senior Vice President, with responsibility for human resources in addition to legal affairs. Prior to joining us, Mr. Coyne was a partner in the Corporate and Securities Law Department of Stradling Yocca Carlson & Rauth, our outside corporate counsel, from January 2000 to June 2001, and was an associate attorney at such firm from February 1994 to December 1999. From November 1991 to February 1994, Mr. Coyne was an associate attorney at Pillsbury Madison & Sutro (now Pillsbury Winthrop Shaw Pittman LLP), an international law firm. Mr. Coyne is a member of the State Bar of California and the Orange County Bar Association.

Gary J. Spiegel joined us in 1991 through our acquisition of Micro-Controle, SA and its subsidiary, Klinger Scientific. He was appointed to the position of Vice President with responsibility for domestic sales in June 1992. During 1997, Mr. Spiegel was assigned additional responsibility for export sales including our sales subsidiaries in Canada and Taiwan. In March 2002, Mr. Spiegel was appointed Vice President, Worldwide Sales and Marketing, expanding his role to include responsibility for all marketing communications and market management. Since that time, he has held various leadership roles with responsibility for worldwide sales, service and marketing, and most recently was appointed as Vice President, Sales, Marketing and Business Development in January 2010. Prior to joining us, Mr. Spiegel was Vice President of Sales and Marketing for Klinger Scientific.

David J. Allen joined us in March 2007 as Vice President and General Manager of our Lasers Division. Prior to joining us, from October 1999 to July 2006, Mr. Allen was employed by Agilent Technologies, Inc., a global provider of measurement and analytical instrumentation, and Avago Technologies, Inc., a company which was formed in December 2005 by the spin off of Agilent’s semiconductor products division. During such time, he held a number of management positions, most recently serving as Vice President and General Manager, Fiber Optics Products Division from April 2004 to July 2006, as Vice President and General Manager, Networking Solutions Business Unit from November 2003 to December 2005, and as Vice President and General Manager, Personal Systems Business Unit from November 2001 to October 2003. Prior to his positions with Agilent and Avago, Mr. Allen held various management positions at Hewlett-Packard Company from December 1984 to October 1999. Prior to joining Hewlett-Packard Company, Mr. Allen held various sales positions at General Electric Company.

Family Relationships

There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program and Objectives

Our executive compensation program is intended to fulfill three primary objectives: first, to attract and retain the high-caliber executives required for the success of our business; second, to reward these executives for strong financial and operating performance; and third, to align their interests with those of our stockholders to incentivize them to create long-term stockholder value.

To fulfill these objectives, we have adopted the following policies:
  paying compensation that is competitive with other technology companies in our markets and in our geographic locations that have comparable revenue levels;

  tying a significant portion of our executives’ total compensation to performance, by:
-	providing annual cash incentives that are tied to the achievement of challenging annual financial and/or non-financial performance objectives; and

-	providing long-term incentives, in the form of equity-based awards that are tied to the achievement of challenging financial performance objectives; and
  providing a significant long-term incentive to executives to encourage them to remain with Newport for long and productive careers and to build long-term stockholder value.

Implementation of Our Compensation Objectives and the Role of Our Compensation Committee

Our executive compensation program is overseen and administered by the Compensation Committee of our Board (the “Committee”), which is comprised entirely of independent directors as determined in accordance with applicable Nasdaq, Securities and Exchange Commission and Internal Revenue Service rules. The Committee operates under a written charter adopted and reviewed annually by our Board. A copy of this charter is available on our Internet site at www.newport.com/corporategovernance. We will also provide electronic or paper copies of this charter, free of charge, upon request made to our Corporate Secretary.

The Committee is guided by the above policies in determining the appropriate allocation among the various elements of our executive compensation program, as well as in the structuring and administration of those elements. In determining the particular elements of compensation that will be used to implement these compensation policies and the allocation of compensation among these elements, the Committee takes into consideration a number of factors related to our performance, such as our revenue and profit performance and goals and other financial goals, as well as competitive practices among our peer companies. The Committee also evaluates risk factors associated with our businesses in determining our compensation policies and the components of our executive compensation program. Members of the Committee also serve as members of our Audit Committee, and the Chairman of the Audit Committee is a member of the Committee. This provides the Committee with insight regarding our business risks and gives the Committee additional information to consider the impact of those risks on our compensation structure and pay practices.

The Committee typically determines each executive’s target total annual cash compensation (salary and cash incentive) and target total direct compensation (salary, cash incentive and long-term equity incentive) after reviewing similar compensation information from a group of peer companies in the high technology industry with whom we compete for executive talent. This review usually occurs in February of each year, and base salary adjustments typically are effective as of April 1 of each year. However, the Committee has not conducted such a review since February 2008. In November 2008, due to the deteriorating macro-economic conditions in several of our end markets and our financial outlook for 2009, the Committee determined that increases in compensation for 2009, if any, would be nominal and, as such, did not conduct a detailed review of executive compensation for 2009. The Committee subsequently made a decision to temporarily reduce the base salaries of executives by 10% effective in February 2009. Similarly, in November 2009, while the Committee determined that it would likely reinstate the pre-reduction base salaries of the executives in 2010, the Committee also determined that it would not consider further increases of such base salaries at this time and, as such, did not conduct a detailed review of executive compensation for 2010.

Information regarding the most recent compensation study reviewed by the Committee in February 2008 is included under the heading “Compensation Discussion and Analysis” in our proxy statement relating to our 2009 Annual Meeting of Stockholders. The Committee’s general practice is to target base salaries, total cash compensation and performance-based equity compensation at the 50th percentile of peer companies, and to tie a significant portion of total compensation to the achievement of performance objectives, which we believe helps to align the interests of executives with those of our stockholders. The Committee has the discretion to deviate from the peer company data to take into account factors such as an executive’s performance, the scope of the executive’s position and responsibilities and relative levels of compensation among our executive officers.

Role of Compensation Consultants in the Compensation Determination Process

The Committee has the authority to engage its own compensation consultants and other independent advisors to assist in creating and administering our executive compensation policies. While the Committee has historically engaged compensation consultants to assist in its annual review of executive compensation, most recently in February 2008, the Committee did not engage a compensation consultant for 2009 or 2010, for the reasons described above.

Role of Management in the Compensation Determination Process

The Committee periodically meets with our Chief Executive Officer and/or other executive officers to obtain recommendations with respect to compensation programs for executives and other employees. Our Chief Executive Officer makes recommendations to the Committee on the base salaries, incentive targets and measures and equity compensation for our executives and other key employees. The Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Committee has made modifications to several of management’s proposals in recent years, including 2009. In February 2009, management recommended to the Committee that it implement reductions in the base salaries of all executive officers, and the Committee implemented a 10% reduction based on management’s recommendation. In February 2010, management recommended that the pre-reduction base salaries be reinstated effective in April 2010 and that no further increases be made in such base salaries, which recommendations were accepted by the Committee. While the Committee did not engage compensation consultants in connection with its review of executive compensation in 2009 or 2010, the Committee typically seeks input from compensation consultants prior to making any final determinations. Our Chief Executive Officer and other executives attend most of the Committee’s meetings, but the Committee also holds private sessions not attended by any members of management or non-independent directors. The Committee discusses our Chief Executive Officer’s compensation package with him, but makes decisions with respect to his compensation without him present. The Committee has delegated to management the authority to make salary adjustments and annual incentive decisions and grant long-term incentive awards to employees other than executive officers under guidelines set by the Committee. The Committee has not delegated any of its authority with respect to the compensation of executive officers.

Elements of Executive Compensation Program

There are five major elements that comprise our executive compensation program: (i) base salary; (ii) cash incentives; (iii) long-term equity incentives; (iv) retirement benefits provided under our 401(k) plan; and (v) executive perquisites and benefits and generally available benefit programs. We have selected these elements because we believe that each helps to fulfill one or more of the principal objectives of our executive compensation policy. We believe that these elements of compensation, when combined, are effective in achieving the objectives of our executive compensation program. The Committee will continue to review all elements of our executive compensation program on at least an annual basis to ensure that our benefit levels remain competitive and that each element continues to be effective in achieving our objectives.

Base Salary

The Committee determines the base salary levels for our executives based on factors including the competitive market, the scope of their responsibilities, their performance and contributions to our success, time on the job and internal equity of compensation among our executives. The Committee reviews the base salaries for our executives on at least an annual basis and makes adjustments thereto as it deems appropriate in its sole discretion. While the Committee’s general policy is for executive compensation to be more heavily weighted towards performance-based compensation, it has continued to make base salaries a significant part of the total executive compensation package as it believes that this is necessary in order to remain competitive in attracting and retaining executive talent.

As noted above, in February 2009, after taking into account the macro-economic conditions in several of our end markets and our financial outlook for 2009, as well as the recommendations of management, the Committee temporary reduced the base salaries of all executive officers by 10%. Such reductions were to remain in effect for the longer of six months or until the Committee determined that business conditions and our financial outlook warranted reinstatement of the pre-reduction base salary levels. Prior to such reductions, the base salaries of each of the named executive officers ranged from 13.8% below to 8.1% above the 50th percentile of market, based on the peer group data provided by the Committee’s compensation consultants in February 2008. In February 2010, in light of improved business conditions and our financial outlook for 2010, the Committee reinstated the pre-reduction base salaries for all executive officers effective at the beginning of April 2010.

Cash Incentives

Each of our executives participates in cash incentive plans developed by the Committee. These cash incentive plans focus on linking a significant portion of each executive’s total compensation to the achievement of challenging performance targets. Under certain circumstances, the Committee may award discretionary bonuses in cases where such performance targets are not met. The Committee did not award any such discretionary bonuses for 2009.

The Committee typically establishes an annual cash incentive plan under which incentive payouts are tied to the achievement of annual performance goals. Each executive is generally assigned a combination of financial performance measures and individual non-financial goals. However, in 2009, the Committee determined that, due to the poor macro-economic conditions and the uncertainty and lack of visibility in several of our end markets, it would be very difficult to accurately forecast our financial performance for the full year. Therefore, the Committee made the decision to structure the cash incentive plan for 2009 as two semi-annual plans. In addition, due to our primary focus on financial performance in the challenging economic climate, the Committee determined that 100% of the target incentives would be tied to financial goals. The overall structure of the two semi-annual plans for 2009, as well as the financial measures and targets, and the weightings thereof for each executive, for the first half of 2009, were approved by the Committee in February 2009. The financial measures, targets and weightings for the second half of 2009 were approved by the Committee in August 2009.

Target Incentives. The target incentive for each executive is determined by the Committee based on the position and responsibility of the executive, the compensation targets discussed above and the peer group data provided by the Committee’s compensation consultants. The Committee’s general practice is to set target incentive levels at approximately the 50th percentile of the peer group. For 2009, the target incentives for the named executive officers remained the same as the target incentives previously established by the Committee in February 2008, as follows:

	Target Incentive		Target Incentive
	(as % of Approved	Full Year	Under Each Half-
	Pre-Reduction	Target Incentive	Year 2009 Plan
Name	Base Salary)	($)	($)
Robert J. Phillippy	100%	$ 450,000	$ 225,000
Charles F. Cargile	75%	247,500	123,750
Jeffrey B. Coyne	50%	140,000	70,000
Gary J. Spiegel	50%	137,500	68,750
David J. Allen	50%	140,000	70,000

Such target incentive levels for each named executive officer ranged from 10% below to 15% above the 50th percentile of market, based on the peer group data provided by the Committee’s compensation consultants in February 2008.

Payout Structure. Under our cash incentive plans, the Committee generally establishes minimum, target and maximum achievement levels for each financial measure. In 2009, the Committee set the minimum level for each measure under the half-year cash incentive plans at or slightly above the level set forth in our 2009 annual operating plan for the first half of 2009, and in our forecast for the second half of 2009. Such level corresponded to a payout level of 0%, and the target and maximum achievement levels corresponded to payout levels of 100% and 200%, respectively. Payouts are prorated on a straight-line basis for achievement between the minimum and target levels or the target and maximum levels. If we did not exceed the minimum performance level for a measure, no payout would be made for that measure. Further, the payout of all financial measures was conditioned upon the achievement of at least the minimum level for the executive’s primary profitability goal (consolidated operating income for Messrs. Cargile, Coyne, Phillippy and Spiegel, and Lasers Division operating income for Mr. Allen).

In previous years, the target level, rather than the minimum level, for each measure was generally set at approximately the level set forth in our annual operating plan, and the minimum level corresponded to a payout level of 50%, rather than 0%. The payout of each financial measure was determined separately and was not subject to any additional condition with respect to the achievement level of any other financial measures. The Committee implemented the changes to the payout structure for the half-year 2009 plans, as described above, to ensure that any payouts would only occur in the event of overachievement of our annual operating plan (or overachievement of our forecast, in the case of the second half of 2009). The Committee believed that, in light of our business outlook for 2009, it was appropriate to reward the executives only in the event of overachievement of our financial plan and not to reward executives for simply meeting our financial plan in whole or in part.

Financial Measures. The financial performance measures for each executive are selected by the Committee each year based on our corporate goals for that year and the Board’s priorities. The measures selected, and their relative weighting, vary among the executives based upon such executive’s area of responsibility and potential impact on our operating and financial performance, to provide optimal correlation between performance and reward. Management provides recommendations to the Committee with respect to financial performance measures for each executive and the relative weighting of such measures. The Committee considers, but is not bound to accept such recommendations, and has made changes to the measures and relative weighting in recent years, including 2009.

As noted above, the Committee determined that 100% of the target incentives should be tied to financial goals in 2009. For both of the half-year 2009 plans, the financial measures and relative weightings thereof for each named executive officer were as follows:

	Consolidated					Lasers Division
	Earnings					Operating			Return on
	(Loss)	Operating		Free Cash	Return on	Income		Cash	Selected
Name	Per Share	Income	Net Sales	Flow	Capital	(Loss)	Net Sales	Flow	Assets
Robert J. Phillippy	35%	20%	15%	15%	15%	–	–	–	–
Charles F. Cargile	35%	20%	15%	15%	15%	–	–	–	–
Jeffrey B. Coyne	35%	20%	15%	15%	15%	–	–	–	–
Gary J. Spiegel	–	20%	60%	10%	10%	–	–	–	–
David J. Allen	–	15%	–	–	–	40%	15%	15%	15%

The minimum, target and maximum levels established for each financial measure applicable to the named executive officers, and the actual results with respect to each such measure, for the first half of 2009 and second half of 2009, were as follows:

First Half 2009
Financial Measure	Financial Goals(1)			Actual
	Minimum	Target	Maximum	Results(1)
Earnings (Loss) Per Share	$(0.03)	$–	$0.08	$(0.11)
Consolidated Operating Income	$1,300	$3,000	$5,500	$(1,651)
Consolidated Net Sales	$195,000	$205,000	$220,000	$177,077
Consolidated Free Cash Flow	$3,808	$5,808	$7,808	$7,543
Consolidated Return on Capital	0.5%	1.5%	3.0%	(0.7)%
Lasers Division Operating Income (Loss)	$(2,700)	$(1,500)	$2,500	$(4,725)
Lasers Division Net Sales	$80,000	$88,000	$96,000	$72,954
Lasers Division Cash Flow(2)	$5,106	$7,500	$10,500	$(678)
Lasers Division Return on Selected Assets(3)	(10.0)%	6.0%	10.0%	(19.0)%
Second Half 2009
Financial Measure	Financial Goals(1)			Actual
	Minimum	Target	Maximum	Result(1)
Earnings (Loss) Per Share	$(0.02)	$–	$0.05	$0.19
Consolidated Operating Income	$1,496	$3,000	$6,000	$9,233
Consolidated Net Sales	$184,065	$195,000	$205,000	$189,912
Consolidated Free Cash Flow	$(6,771)	$(3,400)	$–	$7,452
Consolidated Return on Capital	(0.03)%	0.5%	2.0%	1.5%
Lasers Division Operating Income	$1,430	$2,500	$5,000	$3,561
Lasers Division Net Sales	$77,693	$82,000	$98,000	$76,292
Lasers Division Cash Flow(2)	$3,193	$4,500	$6,000	$1,571
Lasers Division Return on Selected Assets(3)	(8.5)%	–%	10.0%	(2.8)%
____________________

(1)	All figures are in thousands except percentages and per share data. For both periods, the goals and actual results for the consolidated operating income and earnings (loss) per share measures reflect non-GAAP amounts that exclude certain items, and the goals and actual results for the consolidated free cash flow and consolidated return on capital measures were calculated utilizing the non-GAAP consolidated operating income amount. The goals and actual results for all other measures reflect amounts calculated in accordance with generally accepted accounting principles (GAAP). The items that have been excluded from the consolidated operating income measure are: (1) expenses related to cost reduction and facility consolidation actions, (2) costs related to acquisition, integration and divestiture activities, and (3) impairment of assets and a loss on disposal of assets. The items that have been excluded from earnings (loss) per share are (1) all items excluded from consolidated operating income, (2) recovery of assets related to previously discontinued operations, (3) a gain on extinguishment of debt, (4) non-cash interest expense on convertible notes, and (5) the tax impact of the foregoing items.

(2)	Lasers Division Cash Flow is calculated as the division’s operating income plus depreciation, stock compensation expense, changes in inventory and capital expenditures during each period.

(3)	Lasers Division Return on Selected Assets is calculated as the division’s operating income divided by the division’s inventory and property and equipment, net, at the end of each period.

As noted above, the minimum levels for the first half of 2009 were set at or slightly above the levels set forth in our 2009 annual operating plan for that period, and the minimum levels for the second half of 2009 were set at or slightly above the levels reflected in our forecast for the second half of 2009. The Committed believes that these minimum levels were challenging but achievable with significant effort, the target levels were set at levels that represented extremely challenging performance goals, and the maximum levels were set at levels that represented both extremely challenging performance goals and outstanding achievement.

2009 Results. For the first half of 2009, we did not achieve any of the performance goals for financial measures applicable to the named executive officers other than the consolidated free cash flow measure. Although we exceeded such measure, we did not achieve the minimum performance level for consolidated operating income, and as such, no payouts were made to any named executive officer for the first half of 2009. For the second half of 2009, we exceeded the minimum performance level for all financial measures applicable to the named executive officers, other than the Lasers Division net sales and cash flow measures. In certain cases, we also exceeded the target performance level or the maximum performance level. Accordingly, for the second half of 2009, Messrs. Phillippy, Cargile and Coyne received payouts under the incentive plan equal to 173% of their target incentives, Mr. Spiegel received a payout equal to 109% of his target incentive, and Mr. Allen received a payout equal to 97% of his target incentive.

For 2010, the Committee has approved a plan structure that is similar to that used in 2009, except that, in light of the recent improvement in our business conditions and the greater visibility to our financial outlook for 2010, the Committee has determined that it is appropriate to return to annual performance goals. Accordingly, for 2010, 100% of the target incentives for the named executive officers will be conditioned upon the achievement of full year 2010 financial goals, with the minimum performance levels for each financial measure set at or slightly above the levels set forth in our 2010 annual operating plan, corresponding to a 0% payout level, and the target and maximum performance levels corresponding to 100% and 200% payout levels, respectively. The payout of all financial measures will be conditioned upon the achievement of at least the minimum level for the executive’s primary profitability goal.

Long-Term Equity Incentives

We provide long-term incentive compensation to our executives through equity-based awards, such as stock options, stock appreciation rights, restricted stock and/or restricted stock units, which generally vest over multiple years. Prior to 2006, we used options to purchase shares of our common stock with time-based vesting as our primary equity incentives. In late 2005, the Committee decided that substantially all equity compensation should be performance-based to link the benefits received by the executives to the achievement of challenging performance goals that the Committee believes to be important drivers of stockholder value. The Committee believes that this policy helps to further align the interests of executives with those of our stockholders, and provides executives with an additional incentive to drive superior financial performance. In addition, due to the long-term nature of this equity compensation, the Committee believes that this program provides executives with an incentive to remain employed by us and to drive sustained, long-term financial performance.

In March 2006, our Board adopted the 2006 Performance-Based Stock Incentive Plan (“2006 Plan”) subject to stockholder approval, which was received in May 2006. The 2006 Plan allows us to grant a variety of equity award types, including stock options, stock appreciation rights, restricted stock and restricted stock units, and provides that the vesting of substantially all awards to executives and other employees will be conditioned on the achievement of performance goals established by the Committee.

The Committee considers the appropriate award size and the appropriate equity-based vehicles or combination of vehicles when making award decisions. The target long-term equity incentive value for each executive is determined by the Committee based on the position and responsibility of the executive and the data provided by the Committee’s compensation consultants related to our peer companies. The Committee’s general practice is to set target long-term equity incentive levels at approximately the 50th percentile of peer companies. However, the Committee also considers other factors, including the compensation expense associated with the awards, and individual factors such as the executive’s performance and scope of responsibility and relative levels of compensation among our executives, in making award decisions. The Committee does not consider existing equity ownership, as it does not want to discourage executives from holding significant amounts of our stock. In selecting the equity vehicles to be used each year, the Committee seeks to achieve an appropriate balance between awards that provide higher incentive value, such as options or stock appreciation rights, and awards that provide higher retention value, such as restricted stock or restricted stock units. The Committee also takes into account the relative efficiencies of each type of equity vehicle in terms of the number of shares required to provide the targeted value opportunity to the executive, in order to minimize stockholder dilution.

In 2009, the Committee granted equity awards to each named executive officer under our 2006 Plan. Such awards are reflected in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2009” on page 25 of this proxy statement. One-half of the total number of shares awarded to each executive was provided as restricted stock units (representing approximately two-thirds of the total award value) and one-half was provided as stock appreciation rights (representing approximately one-third of the total award value). The Committee selected this combination of equity vehicles after considering several factors including the retention value offered by restricted stock units and the incentive value offered by stock appreciation rights, while minimizing stockholder dilution in both cases, as well as the number of restricted stock units available for award under the 2006 Plan. In determining the sizes of the 2009 awards, although the Committee took into consideration the peer group data and recommendations provided by its compensation consultants in 2008, in light of our business conditions and financial outlook for 2009, the Committee determined that it was necessary to significantly reduce the grant date values of the awards from the grant date fair values of the awards granted in 2008, in order to reduce the compensation expense associated with the awards. The grant date values of the awards granted to the named executive officers in 2009 were approximately 50% of the grant date value of the 2008 awards.

For the 2009 awards, the Committee reevaluated the vesting structure and made changes to the structure that had been used in prior years to ensure that such awards would provide adequate incentive and retention value to our executive officers and key employees. Equity awards granted under the 2006 Plan prior to 2009 generally vest in equal annual installments over three years, provided that we achieve certain specified annual financial performance goals for each of those years. At the time of grant, target and minimum achievement levels, corresponding to 100% vesting and 70% vesting, respectively, were established for each performance measure for each of the three years. For the first two performance periods, if less than 100% of the awards vest for the performance period, then 50% of the awards that did not vest for such performance period will remain outstanding and will be eligible for vesting in the next performance period if at least the target level for the applicable performance measure is achieved for the next performance period. This structure was originally developed by the Committee to provide executives with incentive to drive long-term financial performance. However, as a result of the downturn in our business conditions, which began in 2007 and significantly worsened during 2008 and 2009, the financial performance goals established under the prior awards for the 2007 to 2010 performance periods have not been achieved or are not expected to be achieved. As a result, substantially all of the outstanding awards under the 2006 Plan that were granted prior to 2009 have lost their incentive and retention value. Further, the Committee has recognized the challenges we face in setting precise financial goals for three years, particularly given the current uncertainty in the macro-economic climate.

Accordingly, for the 2009 awards, the Committee established a vesting structure that includes both performance-based and time-based components. The vesting of all awards was conditioned upon our achievement of a consolidated operating income goal of breakeven for 2009 (on a non-GAAP basis) and, if such financial goal was achieved, the awards would vest in equal annual installments on the first three anniversaries of the grant date. Such operating income goal was set at approximately the level set forth in our 2009 forecast at the time of grant, due to the deteriorating macro-economic conditions and the significant uncertainty in our outlook at that time. For 2009, due to a strong rebound in our business during the second half of the year, we recorded consolidated operating income of $11.9 million on a non-GAAP basis, exceeding the goal established under the 2009 awards. As such, the awards granted in 2009 will continue to vest in equal annual installments on the first three anniversaries of the grant date. In establishing the goal and in determining the actual result for the consolidated operating income measure, the following items were excluded: (1) expenses related to cost reduction and facility consolidation actions, (2) costs related to acquisition, integration and divestiture activities, (3) impairment of assets and a loss on disposal of assets, and (4) operating losses incurred by our diode laser operations, which we divested in July 2009.

The Committee believes that the vesting structure utilized for the 2009 awards is appropriate as it takes into account the uncertain outlook in our markets while providing an incentive for our executives to drive company profitability, which is a key focus of our Board in the current business environment, and it also provides long-term retention value. The Committee has granted equity awards to the named executive officers in 2010 that are subject to the same vesting structure, conditioned upon the achievement of a consolidated operating income goal for 2010.

Executive Perquisites and Benefits

We provide our executives with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits are reflected in the “All Other Compensation” column in the Summary Compensation Table on page 23 of this proxy statement, and consist of term life insurance for the benefit of the executives, supplemental long-term disability insurance, auto allowances and annual physical examinations that are more extensive than that provided under our standard plans. The costs of these benefits constitute only a small percentage of each executive’s total compensation.

Generally Available Benefit Programs

Each executive is eligible to receive benefits pursuant to programs that provide for broad-based employee participation. These benefits programs include our 401(k) plan, employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel accident insurance, wellness programs, educational assistance, employee assistance and certain other benefits.

Section 401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Each of our executives is eligible to participate in this plan. Participants are able to defer up to 50% of their eligible compensation, subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employee elective deferrals are 100% vested at all times. The 401(k) plan allows for matching contributions to be made by us starting immediately upon participation in the 401(k) plan. We match employee elective deferrals up to a maximum of 6% of eligible compensation, subject to applicable annual Internal Revenue Code limits. These matching contributions are immediately vested. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan, which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Each of our U.S. employees who customarily works more than 20 hours per week and more than five months in any calendar year is eligible to participate in this plan. To participate in the plan, an employee may designate prior to the commencement of a quarterly offering period the amount of payroll deductions to be made from his or her paycheck for the purchase of shares of our common stock under the plan, which amount may not exceed 15% of his or her compensation. On each purchase date, shares of our stock are purchased automatically for each participant with the amounts held from his or her payroll deductions at a price equal to 95% of the fair market value of the shares on the purchase date. An employee may not participate in an offering period if, immediately after the purchase of shares, the employee would own shares or hold options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of our stock.

Deferred Compensation Plan

We have established a Deferred Compensation Plan which is designed to allow certain individuals, including members of our Board of Directors and a select group of management and/or highly compensated employees, to defer a portion of their current income on a pre-tax basis and receive a tax-deferred return on such deferrals. Our Deferred Compensation Plan is offered to these employees to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that our Deferred Compensation Plan is a competitive benefit that aids us in attracting and retaining management talent. Each of our executives is eligible to participate in our Deferred Compensation Plan.

Under the plan, a participant may defer up to 100% of his or her annual base salary, annual incentive bonus and/or restricted stock or restricted stock unit awards, subject to a minimum deferral amount of $2,000 in each plan year. In addition to a participant’s deferrals, amounts are credited or debited to a participant’s account based on the performance of one or more measurement funds selected by the participant. The measurement funds available under the plan are selected and announced by the plan committee based on certain mutual funds and crediting rates. The plan committee may, in its sole discretion upon written notice to participants, discontinue, substitute or add a measurement fund under the plan. Any restricted stock or restricted stock units deferred under the plan is at all times allocated to a company stock fund which consists solely of our common stock, with any dividends paid thereon being reinvested in additional shares of our common stock. Amounts credited or debited to a participant’s account are based solely on the market performance of the measurement funds selected by the participant, and we do not pay any “above-market” interest or return on the deferrals made by any participant. As such, these amounts are not shown in the Summary Compensation Table below.

Several named executive officers have elected to defer amounts under the Deferred Compensation Plan, and have accumulated the deferred compensation amounts shown in the table entitled “Nonqualified Deferred Compensation in Fiscal Year 2009” on page 29 of this proxy statement. The amounts deferred are unsecured obligations of the company, receive no preferential standing, and are subject to the same risks as any of our other general obligations.

Stock Ownership Guidelines

Our Board of Directors has established stock ownership guidelines for executives that are designed to increase the executive’s equity stake in Newport and more closely align his or her interests with those of our stockholders. The current guidelines provide that each executive should own, at a minimum, a specified number of shares of our common stock depending upon the position held. In accordance with these guidelines, our Chief Executive Officer should own a minimum of 65,000 shares, our Senior Vice President and Chief Financial Officer should own a minimum of 35,000 shares, and our other executive officers should own between 15,000 and 25,000 shares depending upon position held. Newly appointed or promoted executives should achieve the applicable minimum stock ownership guideline within two years of such appointment or promotion.

The guidelines also provide that our executives shall not sell shares of our stock if the executive is not in compliance, or if such sale would cause the executive to become out of compliance, with the minimum stock ownership guidelines, except under certain circumstances, including cases of financial hardship, if approved by the Chairman of the Compensation Committee of our Board. These restrictions do not apply to the sale, or the surrender to us, of shares in connection with the exercise or settlement of a stock option or stock appreciation right, or the vesting of restricted stock or restricted stock units, in payment of the exercise price and/or withholding taxes due in connection with such exercise, settlement or vesting.

In addition to the guidelines described above, the terms of certain stock options previously granted to certain executives provide that the executive must hold at least 50% of all shares received upon the exercise of a stock option, for the longer of one year or until such time as the executive is in compliance with these stock ownership guidelines.

Under our insider trading policy, covered employees are prohibited from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on Newport and the executive officers and other employees as a group. We aim to keep the expense related to our compensation programs to the minimum necessary to accomplish the objectives of our compensation programs. When determining how to allocate between differing elements of compensation, the goal is to meet our objectives while maintaining cost neutrality. For instance, if we increase the benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid increasing our total compensation expense.

Under Section 162(m) of the Internal Revenue Code, we generally receive a federal income tax deduction for compensation paid to any of our named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). We have not paid, and do not currently expect to pay, any compensation that is not deductible for federal income tax purposes. However, non-deductible compensation may still be paid to executives in extraordinary circumstances, when necessary for competitive reasons or to attract or retain a key executive.

In order to preserve our ability to deduct the compensation income associated with equity awards granted to such persons, for the purposes of Section 162(m) of the Internal Revenue Code, the 2006 Plan provides that (i) in no event shall any plan participant be granted options or stock appreciation rights in any one calendar year pursuant to which the aggregate number of shares of common stock that may be acquired thereunder exceeds 300,000 shares, subject to adjustments in capital structure, and (ii) in no event shall any participant be granted restricted stock awards in any one calendar year pursuant to which the aggregate number of shares of common stock governed by such restricted stock awards exceeds 200,000 shares, subject to adjustments in capital structure. To the extent grants under the 2006 Plan are in excess of these limitations, such excess shall not be exempt from the deductibility limits of Section 162(m) of the Internal Revenue Code.

Employment Agreements and Arrangements

With the exception of the severance compensation agreements discussed below, which provide for payment of certain compensation and benefits in the event of termination of employment under certain circumstances, we do not have an agreement with any named executive officer with respect to the length of his employment or the level of cash compensation, equity compensation or other benefits payable to him. The base salary and any annual or long-term cash or equity incentive compensation of each executive officer are determined by the Compensation Committee, in its sole discretion, in accordance with its compensation philosophy, policies, objectives and guidelines discussed above.

Termination Following Change in Control

We have entered into a severance compensation agreement with each of our named executive officers providing for certain payments and benefits in the event that such officer’s employment is terminated within two years of a “change in control” of Newport (as defined in the agreement), unless such termination results from the officer’s death, disability or retirement, or the officer’s resignation for reasons other than “good reason” (as defined in the agreement), or constitutes a termination by us for “cause” (as defined in the agreement). In such event, the executive officer will be entitled to: (i) a lump sum severance payment equal to twelve months of such officer’s highest base salary during the twelve month period preceding termination (with the exception of Mr. Phillippy, who will be entitled to a severance payment of twenty-four months of salary); (ii) a bonus payment equal to such officer’s incentive compensation bonus payable under our annual incentive plan or other bonus plans then in effect, based on 100% satisfaction of all performance goals (with the exception of Mr. Phillippy, who will be entitled to receive two times such bonus payment); (iii) continuation of benefits under our medical, dental and vision plans, and long-term disability insurance for twenty-four months; (iv) automatic vesting and settlement of all unvested restricted stock and restricted stock units held by the officer, based on 100% satisfaction of any applicable performance goals; (v) automatic vesting of all unvested stock appreciation rights, and the automatic settlement of all stock appreciation rights, held by the officer, based on 100% satisfaction of any applicable performance goals; (vi) automatic vesting of all unvested stock options and, unless otherwise specified by the officer, payment of an amount equal to the difference between the exercise price and fair market price (calculated as set forth in the agreement) of the shares of common stock subject to all vested and unvested stock options held by the officer; and (vii) certain other benefits, including payment of an amount sufficient to offset any excess “parachute payment” excise tax payable by the officer pursuant to the provisions of the Internal Revenue Code, and/or any comparable provision of state or foreign law.

Other Termination

Our agreements with each of Mr. Phillippy and Mr. Cargile provide that, in the event we terminate his employment other than for cause at any time during the term of the agreement in absence of a change in control of Newport, he will be entitled to receive (i) a severance payment equal to twelve months of his highest base salary in effect during the twelve month period preceding termination, payable in a lump sum on his date of termination, (ii) a bonus payment in an amount equal to his incentive bonus payable under our annual incentive plan or other bonus plans then in effect, based on 100% satisfaction of all performance goals, payable in a lump sum on his date of termination, and (iii) continuation of benefits under our medical, dental and vision plans, and long-term disability insurance for twelve months.

The estimated payments and benefits that each named executive officer would have received under the severance compensation agreements described above in the event that his employment had been terminated by us under certain circumstances as of January 2, 2010 are discussed under the heading “Payments Upon Certain Termination Events” beginning on page 30 of this proxy statement.

Non-Employee Director Compensation

The Committee has the authority and responsibility to review and evaluate periodically the cash and equity compensation paid to non-employee directors. Based on such review and evaluation, the Committee makes recommendations to our Board, and the Board approves all non-employee director compensation in its sole discretion.

The Committee has the authority to engage compensation consultants to assist the Committee in evaluating the amount and form of non-employee director compensation. In evaluating and making its recommendations regarding non-employee director compensation, the Committee reviews market data obtained through surveys conducted by such consultants or through other external resources. While the Committee may direct management to engage compensation consultants on behalf of the Committee, the Committee does not delegate any authority to management to determine or make recommendations regarding such compensation.

Each of our non-employee directors receives an annual fee for service as a director, which fee was $26,250 through March 2009. Effective in April 2009, the Board temporarily reduced this annual fee by 10%. Such fee was reinstated to $26,250 effective in April 2010. In addition, each non-employee director is paid $2,500 for each in-person Board meeting attended, $1,500 for each telephonic Board meeting attended, $2,000 for each in-person committee meeting attended, and $1,000 for each telephonic committee meeting attended. Each committee chairperson receives an additional $1,000 for each in person or telephonic committee meeting attended. Our non-employee directors are also reimbursed for expenses incurred in connection with attending Board and committee meetings.

Mr. Potashner receives an additional annual fee of $12,000 for his service as Chairman of the Board. At such times as a lead independent director is serving, such director would receive an additional annual fee of $6,000, prorated for any portion of a year during which he serves. No director served as lead independent director during 2009.

Each non-employee director receives annually restricted stock units having a grant date value of $120,000. Such restricted stock units vest in full on the first anniversary of the award date. Upon initial appointment or election to our Board, each non-employee director receives restricted stock units having a target grant date value of $250,000, which vest in 25% increments on each of the first four anniversaries of the award date.

All cash compensation earned by each non-employee director, and the grant date fair values of all equity awards granted to each non-employee director, during the fiscal year ended January 2, 2010 are shown in the table entitled “Director Compensation in Fiscal Year 2009” on page 31 of this proxy statement.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation earned during the fiscal years ended January 2, 2010, January 3, 2009, and December 29, 2007 by our principal executive officer, Robert J. Phillippy; our principal financial officer, Charles F. Cargile; and our three other most highly compensated executive officers who were serving as executive officers at January 2, 2010 and whose total compensation exceeded $100,000 for the fiscal year ended January 2, 2010; as well as the grant date fair values of share-based compensation awarded to such officers during such fiscal years. These officers are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

					Non-
					Equity
					Incentive
					Plan	All Other
			Stock	Option	Compen-	Compen-
		Salary(1)	Awards(2)	Awards(3)	sation(4)	sation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Robert J. Phillippy(6)	2009	$411,923	$348,612	$136,776	$389,925	$35,662	$1,322,898
President and Chief Executive Officer	2008	442,788	983,197	–	69,051	26,072	1,521,108
	2007	336,541	806,651	–	28,091	31,585	1,202,868

Charles F. Cargile	2009	302,077	174,306	68,388	214,459	32,768	791,998
Senior Vice President,	2008	324,808	491,598	–	62,350	25,279	904,035
Chief Financial Officer and Treasurer	2007	312,000	455,621	–	19,500	33,214	820,335

Jeffrey B. Coyne	2009	256,308	139,696	54,809	121,310	28,493	600,616
Senior Vice President,	2008	269,907	393,397	–	34,541	23,987	721,832
General Counsel and Corporate Secretary	2007	245,011	325,377	–	24,050	31,402	625,840

Gary J. Spiegel	2009	251,731	114,992	45,116	74,731	39,640	526,210
Vice President, Sales, Marketing	2008	272,114	344,148	–	36,395	27,124	679,781
and Business Development	2007	264,996	260,487	–	24,063	54,848	604,394

David J. Allen(7)	2009	252,431	114,992	45,116	67,795	6,748	487,082
Vice President and General Manager,	2008	277,115	324,390	–	43,703	1,393	646,601
Lasers Division	2007	212,885	309,155	–	54,555	1,095	577,690
____________________

(1)
In February 2009, due to business conditions and our financial outlook for 2009, the base salaries of all of the named executive officers were temporarily reduced by 10%. Such base salaries have been reinstated effective at the beginning of April 2010.

(2)
Reflects the grant date fair values of restricted stock units awarded to each named executive officer in each year, which were computed based on the closing market price of our common stock on the grant date. The vesting of all restricted stock units awarded to the named executive officers in each year is conditioned upon the achievement of certain financial performance goals. The vesting of restricted stock units awarded in 2007 was conditioned upon the achievement of performance goals for our fiscal years 2007, 2008 and 2009. The vesting of restricted stock units awarded in 2008 was and is conditioned upon the achievement of performance goals for our fiscal years 2008, 2009 and 2010. The vesting of restricted stock units awarded in 2009 is conditioned upon the achievement of a performance goal for 2009, as well as a time-based vesting schedule. As of the grant date of each award, the achievement of the applicable performance conditions was considered probable and, therefore, the full grant date fair values of the awards are shown in the table above. However, for the awards granted in 2007 and 2008, we did not achieve the 2007, 2008 and/or 2009 performance goals applicable to such awards and, therefore, a substantial portion of such awards has been forfeited, as follows: (i) all of the 2007 awards have been forfeited in full, (ii) the portion of the 2008 awards originally tied to 2008 performance goals established under those awards has been forfeited, and (iii) 50% of the portion of the 2008 awards tied to 2009 performance goals established under those awards has been forfeited. The remaining 50% of the portion of the 2008 awards tied to 2009 performance goals remains outstanding and eligible for vesting conditioned on our achievement of the target performance goals established for such awards for 2010. For the awards granted in 2009, we have achieved the applicable performance goal, and such awards will continue to vest in accordance with the applicable time-based vesting schedule. See additional information regarding the 2009 awards under the heading “Compensation Discussion and Analysis” above and in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2009” below.

(3)
Reflects the grant date fair values of stock-settled stock appreciation rights awarded to each named executive officer in 2009. No stock options or stock appreciation rights were awarded to the named executive officers in 2007 or 2008. The fair value of the stock-settled stock appreciation rights was estimated on the grant date using the Black-Scholes-Merton option pricing model. The assumptions used in the valuation of such stock appreciation rights are discussed in Note 1, under the heading “Stock-Based Compensation,” and in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended January 2, 2010. The vesting of the stock appreciation rights awarded in 2009 is conditioned upon the achievement of a performance goal for 2009, as well as a time-based vesting schedule. As of the grant date of each award, the achievement of the applicable performance conditions was considered probable and, therefore, the full grant date fair values of the awards is shown in the table above. Such performance goal has been achieved, and such awards will continue to vest in accordance with the applicable time-based vesting schedule. See additional information regarding these awards under the heading “Compensation Discussion and Analysis” above and in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2009” below.

(4)
Reflects the amounts earned by each named executive officer under our cash incentive plans based upon the achievement of financial and/or non-financial performance goals for our 2009, 2008 and 2007 fiscal years, which amounts were paid in March of 2010, 2009 and 2008, respectively, in accordance with the terms of such plans.

(5)
All other compensation for 2009 consists of: (i) company contributions to our 401(k) plan for each named executive officer (other than Mr. Allen), which totaled $13,200 for Messrs. Phillippy, Cargile and Spiegel, and $10,180 for Mr. Coyne; (ii) company-paid premiums for term life insurance for the benefit of each named executive officer; (iii) company-paid premiums for supplemental long-term disability insurance for the benefit of each named executive officer, which totaled $11,002 for Mr. Phillippy and $12,224 for Mr. Spiegel; (iv) auto allowances paid to each named executive officer (other than Mr. Allen); and (v) company-paid costs for an annual executive physical for Mr. Spiegel.

(6)
Mr. Phillippy was promoted to President and Chief Executive Officer in September 2007. Mr. Phillippy’s annual base salary was increased to $425,000 at that time, was increased in $450,000 in 2008, and was temporarily reduced by 10% in 2009.

(7)	Mr. Allen joined us in March 2007. The amounts set forth for the year 2007 reflect amounts earned by Mr. Allen from March through December of 2007.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of awards to each named executive officer during our fiscal year ended January 2, 2010 under our equity and non-equity incentive plans.

Grants of Plan-Based Awards in Fiscal Year 2009

					Estimated
					Future
					Payouts under	Exercise	Grant Date
					Equity	or Base	Fair Value
		Estimated Possible Payouts under			Incentive Plan	Price of	of Stock
		Non-Equity Incentive Plan Awards(1)			Awards(2)	Option	and Option
	Grant	Threshold	Target	Maximum	Target	Awards(3)	Awards(4)
Name	Date	($)	($)	($)	(#)	($)	($)
Robert J. Phillippy	–	$–	$225,000	$450,000	–	$–	$–
	–	–	225,000	450,000	–	–	–
	03/20/09	–	–	–	83,400	–	348,612
	03/20/09	–	–	–	83,400	4.18	136,776
Charles F. Cargile	–	–	123,750	247,500	–	–	–
	–	–	123,750	247,500	–	–	–
	03/20/09	–	–	–	41,700	–	174,306
	03/20/09	–	–	–	41,700	4.18	68,388
Jeffrey B. Coyne	–	–	70,000	140,000	–	–	–
	–	–	70,000	140,000	–	–	–
	03/20/09	–	–	–	33,420	–	139,696
	03/20/09	–	–	–	33,420	4.18	54,809
Gary J. Spiegel	–	–	68,750	137,500	–	–	–
	–	–	68,750	137,500	–	–	–
	03/20/09	–	–	–	27,510	–	114,992
	03/20/09	–	–	–	27,510	4.18	45,116
David J. Allen	–	–	70,000	140,000	–	–	–
	–	–	70,000	140,000	–	–	–
	03/20/09	–	–	–	27,510	–	114,992
	03/20/09	–	–	–	27,510	4.18	45,116
____________________

(1)
Reflects the potential payouts to the named executive officers under two equal half-year awards granted to each named executive officer under our half-year cash incentive plans established for 2009, which are described in more detail under the heading “Compensation Discussion and Analysis” above. The amounts shown as threshold, target and maximum payouts represent 0%, 100% and 200% payouts, respectively, based on minimum, target and maximum performance levels for certain financial performance measures established under such plan for each half-year period. Payouts would be made for a particular financial measure only if we exceeded the minimum performance level for that measure, subject to additional conditions described in more detail under the heading “Compensation Discussion and Analysis” above. No amounts were earned under the awards relating to the first half of 2009. The actual amounts earned by the named executive officers under the awards relating to the second half of 2009 are included in the Summary Compensation Table above under the column heading “Non-Equity Incentive Plan Compensation” for the year 2009.

(2)
The equity incentive plan awards set forth in the table above consist of an equal number of restricted stock units and stock-settled stock appreciation rights awarded to each named executive officer under our 2006 Performance-Based Stock Incentive Plan, which awards and plan are described in more detail under the heading “Compensation Discussion and Analysis” above. No consideration was paid by any named executive officer for any equity incentive plan award. The vesting of such awards is conditioned upon achievement of a single target performance level for a single financial measure established under the plan, as well as a time-based vesting schedule, as described in more detail under the heading “Compensation Discussion and Analysis” above. We have achieved the target performance level for such awards and, therefore, such awards will continue to vest in accordance with the applicable time-based vesting schedule.

(3)	Reflects the base value of the stock-settled stock appreciation rights awarded to each named executive officer, which is equal to the closing price of our common stock on the grant date.

(4)
Reflects the grant date fair values of the restricted stock units and stock-settled stock appreciation rights awarded to each named executive officer. The fair values of the restricted stock units were determined based on the closing price of our common stock on the grant date, which was $4.18 per share. The fair values of stock appreciation rights were estimated on the grant date using the Black-Scholes-Merton option pricing model. The assumptions used in the valuation of such stock appreciation rights are discussed in Note 1, under the heading “Stock-Based Compensation,” and in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended January 2, 2010. As of the grant date of each award, the achievement of the applicable performance conditions was considered probable and, therefore, the full grant date fair values of the awards are shown in the table above.

OUTSTANDING EQUITY AWARDS

The table below sets forth information regarding outstanding equity awards held by each named executive officer as of January 2, 2010 including: (i) the number of shares of our common stock underlying both exercisable and unexercisable stock options and stock-settled stock appreciation rights held by each named executive officer and the exercise prices (or base values) and expiration dates thereof, (ii) the number of restricted stock units held by each named executive officer and the market value thereof that were earned but had not yet vested as of January 2, 2010; and (iii) the number of restricted stock units held by each named executive officer and the market value thereof that were unearned and unvested as of January 2, 2010.

Outstanding Equity Awards at 2009 Fiscal Year End

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive Plan
								Plan	Awards:
								Awards:	Market or
						Number of	Market or	Number of	Payout Value
	Number of Securities					Shares,	Payout Value	Unearned	of Unearned
	Underlying					Units or	of Shares,	Shares, Units	Shares, Units
	Unexercised Options					Other	Units or Other	or Other	or Other
	(#)			Option		Rights That	Rights That	Rights That	Rights That
				Exercise	Option	Have Not	Have Not	Have Not	Have Not
				Price	Expiration	Vested(1)	Vested(2)	Vested(3)	Vested(2)
Name	Exercisable	Unexercisable		($)	Date	(#)	($)	(#)	($)
Robert J. Phillippy	20,000	–		$68.25	01/01/11	–	–	–	–
	30,000	–		13.16	09/17/11	–	–	–	–
	30,000	–		11.27	02/23/13	–	–	–	–
	70,000	–		11.27	02/23/13	–	–	–	–
	25,000	–		16.91	01/01/14	–	–	–	–
	100,000	–		13.03	08/03/14	–	–	–	–
	–	83,400	(4)	4.18	03/20/16	–	–	–	–
	–	–		–	–	83,400	$766,446	87,502	$804,143
Charles F. Cargile	60,000	–		$75.75	11/15/10	–	–	–	–
	20,000	–		68.25	01/01/11	–	–	–	–
	30,000	–		13.16	09/17/11	–	–	–	–
	30,000	–		11.27	02/23/13	–	–	–	–
	95,000	–		11.27	02/23/13	–	–	–	–
	31,250	–		16.91	01/01/14	–	–	–	–
	25,000	–		13.03	08/03/14	–	–	–	–
	–	41,700	(4)	4.18	03/20/16	–	–	–	–
	–	–		–	–	41,700	$383,223	43,469	$399,480
Jeffrey B. Coyne	50,000	–		$30.80	05/29/11	–	–	–	–
	30,000	–		13.16	09/17/11	–	–	–	–
	20,000	–		11.27	02/23/13	–	–	–	–
	55,000	–		11.27	02/23/13	–	–	–	–
	20,000	–		16.91	01/01/14	–	–	–	–
	25,000	–		13.03	08/03/14	–	–	–	–
	–	33,420	(4)	4.18	03/20/16	–	–	–	–
	–	–		–	–	33,420	$307,130	33,770	$310,346

(table continued on next page)

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive Plan
								Plan	Awards:
								Awards:	Market or
						Number of	Market or	Number of	Payout Value
	Number of Securities					Shares,	Payout Value	Unearned	of Unearned
	Underlying					Units or	of Shares,	Shares, Units	Shares, Units
	Unexercised Options					Other	Units or Other	or Other	or Other
	(#)			Option		Rights That	Rights That	Rights That	Rights That
				Exercise	Option	Have Not	Have Not	Have Not	Have Not
				Price	Expiration	Vested(1)	Vested(2)	Vested(3)	Vested(2)
Name	Exercisable	Unexercisable		($)	Date	(#)	($)	(#)	($)
Gary J. Spiegel	20,000	–		$68.25	01/01/11	–	–	–	–
	30,000	–		13.16	09/17/11	–	–	–	–
	20,000	–		11.27	02/23/13	–	–	–	–
	55,000	–		11.27	02/23/13	–	–	–	–
	20,000	–		16.91	01/01/14	–	–	–	–
	25,000	–		13.03	08/03/14	–	–	–	–
	–	27,510	(4)	4.18	03/20/16	–	–	–	–
	–	–		–	–	27,510	$252,817	28,917	$265,747
David. J. Allen	–	27,510	(4)	4.18	03/20/16	–	–	–	–
	–	–		–	–	27,510	$252,817	28,904	$265,628
____________________

(1)
Consists of restricted stock units awarded to each named executive officer on March 20, 2009, which had not vested, but for which the relevant financial performance conditions had been satisfied, as of January 2, 2010. One-third (1/3rd) of such restricted stock units have subsequently vested on March 20, 2010 and have been settled by the delivery of shares of our common stock to the named executive officers, net of a portion of such vested shares which were withheld at the election of each named executive officer in satisfaction of tax withholding obligations. The remaining two-thirds (2/3rds) of such awards will vest in two equal annual installments on second and third anniversaries of the grant date.

(2)
The market values of all restricted stock units reflected in the table above have been calculated based on the closing price of our common stock on December 31, 2009 (the last trading day of our fiscal year) as reported on the Nasdaq Global Select Market, which was $9.19 per share.

(3)
Consists of outstanding restricted stock units awarded to each named executive officer in 2007 and 2008, all of which were unearned and unvested as of January 2, 2010. The restricted stock units awarded in 2007, which were outstanding as of January 2, 2010, have vesting conditioned upon the achievement of certain performance goals for our fiscal year 2009. The restricted stock units awarded in 2008, which were outstanding as of January 2, 2010, have vesting conditioned upon the achievement of certain performance goals for our fiscal years 2009 and 2010. The numbers of shares and market values reflected in the table assume the achievement of the minimum performance goals for the 2009 and 2010 performance periods (or, in the case of the portion of such awards carried over from the 2008 performance period, which were eligible for vesting only if the target performance goals for 2009 were achieved, such numbers of shares and market values assume the achievement of such target performance goals). In February 2010, we determined that we did not achieve the performance goals for the 2009 performance period applicable to the 2007 and 2008 awards. Accordingly, a substantial portion of the restricted stock units that were held by the named executive officers as of January 2, 2010 and were conditioned upon the achievement of our 2009 performance goals were forfeited in February 2010. In accordance with the terms of the 2008 award agreements, 50% of the restricted stock units awarded in 2008 that were first conditioned upon the achievement of our 2009 performance goals will remain outstanding and will be eligible for vesting if we achieve the target performance goals established for such awards for 2010. If and to the extent that we determine that the 2010 performance goals established under the 2008 awards have been achieved, the remaining outstanding restricted stock units tied to such 2010 performance goals will vest upon such determination, which is expected to occur in approximately March 2011.

(4)
Consists of stock-settled stock appreciation rights that were awarded to each named executive officer on March 20, 2009, which had not vested, but for which the relevant financial performance conditions had been satisfied, as of January 2, 2010. One-third (1/3rd) of such stock appreciation rights have subsequently vested on March 20, 2010 and are currently exercisable. The remaining two-thirds (2/3rds) of such awards will vest in two equal annual installments on second and third anniversaries of the grant date.

OPTION EXERCISES AND STOCK VESTED

During the year ended January 2, 2010, no stock options, stock appreciation rights or similar instruments were exercised by, and no restricted stock, restricted stock units or similar instruments vested for, any named executive officer.

NON-QUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information relating to each named executive officer’s participation in our Deferred Compensation Plan during our fiscal year ended January 2, 2010, including (a) the aggregate dollar amounts of: (i) contributions made by the executive to the plan, (ii) interest and other earnings accrued on the executive’s account, and (iii) withdrawals by and distributions to the executive from the plan; and (b) the total balance of the executive’s account as of January 2, 2010. We did not make any contributions to the plan on behalf of any named executive officer in 2009. Our Deferred Compensation Plan is described in more detail under the heading “Compensation Discussion and Analysis” above.

Nonqualified Deferred Compensation in Fiscal Year 2009

	Executive	Aggregate	Aggregate	Aggregate
	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	Last Fiscal Year	Fiscal Year(1)	Distributions	Fiscal Year End(2)
Name	($)	($)	($)	($)
Robert J. Phillippy	$–	$114,975	$(206,468)	$475,626
Charles F. Cargile	–	21,621	–	74,119
Jeffrey B. Coyne	–	–	–	–
Gary J. Spiegel(3)	38,851	52,239	(21,738)	250,915
David J. Allen	–	–	–	–
____________________

(1)
The aggregate earnings in 2009 consisted of market-based earnings on all compensation deferred under the plan based on the performance of the measurement funds selected by the named executive officer. No named executive officer has received any above-market or preferential earnings on amounts deferred under our Deferred Compensation Plan and, accordingly, no such amounts have been reported in the Summary Compensation Table included in this proxy statement.

(2)
The aggregate balance of each named executive officer’s account as of January 2, 2010 consists of amounts contributed to the plan in 2009 and/or in prior years in the form of deferrals of salary and/or bonus, all of which compensation has been reported in the Summary Compensation Table included in this proxy statement or in our proxy statements filed in prior years to the extent such executive’s compensation was required to be reported in each applicable year (less any amounts which have been previously distributed from the plan), together with earnings and losses thereon.

(3)	All of the contributions made by Mr. Spiegel in 2009 are reported as salary in the Summary Compensation Table included in this proxy statement for the year 2009.

PAYMENTS UPON CERTAIN TERMINATION EVENTS

We have entered into a severance compensation agreement with each of our named executive officers which provides for certain payments and benefits if the named executive officer’s employment is terminated under certain circumstances. The key terms of such agreements, including the events triggering payments thereunder, are discussed in more detail under the heading “Compensation Discussion and Analysis” above.

Termination Following Change in Control

The table below sets forth information regarding the estimated payments and benefits that each named executive officer would have received in the event that his employment had been terminated by us without cause, or he had resigned for “good reason,” as of January 2, 2010, following a change in control of Newport.

Estimated Payments in the Event of Termination
at 2009 Fiscal Year End Following Change in Control

		Incentive-
	Salary-Based	Based				Total
	Severance	Severance	Option	Stock	Continuation	Estimated
Name	Payments(1)	Payments(2)	Awards(3)	Awards(4)	of Benefits(5)	Payments(6)
Robert J. Phillippy	$900,000	$900,000	$417,834	$1,809,925	$53,078	$4,080,837
Charles F. Cargile	330,000	247,500	208,917	901,723	41,408	1,729,548
Jeffrey B. Coyne	280,000	140,000	167,434	710,387	33,748	1,331,569
Gary J. Spiegel	275,000	137,500	137,825	598,407	46,625	1,195,357
David J. Allen	280,000	140,000	137,825	597,488	42,010	1,197,323
____________________

(1)	Represents payment of twenty-four months of the approved base salary for Mr. Phillippy, and twelve months of the approved base salary for all other named executive officers, which would have been payable in a lump sum on the date of termination.

(2)	Represents payment of the target incentive that each named executive officer would have been entitled to receive for the full year of 2009 (two times such target incentive amount in the case of Mr. Phillippy) based on achievement of 100% of the relevant performance goals, which would have been payable in a lump sum on the date of termination.

(3)	Represents the aggregate market value of the net number of shares underlying stock-settled stock appreciation rights held by each named executive officer as of January 2, 2010. Such stock-settled stock appreciation rights would have become immediately vested assuming achievement of 100% of any relevant performance goals and would have been automatically settled by delivery of shares of our common stock having a value equal to the difference between the base value of each such stock appreciation right and the closing price of our common stock on December 31, 2009 (the last trading day of our fiscal year), which was $9.19 per share, subject to payment by the executive officer of applicable withholding taxes. Pursuant to the terms of the severance compensation agreements with our named executive officers, in the event of termination following a change in control, each named executive officer would also be entitled to receive an amount equal to the aggregate gain on all vested and unvested stock options held by each named executive officer as of January 2, 2010, calculated based on the difference between the exercise price of each such option and the closing price of our common stock on such date, and payable in a lump sum, subject to payment by the executive officer of applicable withholding taxes, unless otherwise specified by the executive officer. However, as of January 2, 2010, the exercise prices of all stock options held by our named executive officers exceeded the price of our common stock and, accordingly, no such amounts would have been payable. Outstanding out-of-the-money options to purchase an aggregate of 936,250 shares of our common stock would have expired 90 days following termination if not exercised by the named executive officers during such period.

(4)	Represents the aggregate market value of unvested restricted stock units held by each named executive officer as of January 2, 2010 based on the closing price of our common stock on December 31, 2009 (the last trading day of our fiscal year), which was $9.19 per share. Such restricted stock units would have become immediately vested assuming achievement of 100% of any relevant performance goals and would have been settled by delivery of shares of our common stock, subject to payment by the executive officer of applicable withholding taxes.

(5)
Represents an estimate of the total cost of company-paid premiums for continuation of medical, dental, vision and long-term disability benefits for a period of 24 months following the date of termination, calculated based upon the premiums for such benefits in effect as of January 2, 2010. The actual cost of health benefits may vary during the benefits continuation period depending upon the overall premium rates that we would be required to pay under our health benefit programs.

(6)
The total estimated payments would be increased in an amount sufficient to offset any excess “parachute payment” excise tax payable by the named executive officer pursuant to the provisions of the Internal Revenue Code, and/or any comparable provision of state or foreign law.

Other Termination

As discussed under “Compensation Discussion and Analysis” above, our agreements with each of Mr. Phillippy and Mr. Cargile also provide for certain payments in the event we terminate his employment other than for cause in absence of a change in control of Newport. If we had terminated Mr. Phillippy’s employment other than for cause and in absence of a change in control as of January 2, 2010, Mr. Phillippy would have received estimated severance payments totaling $926,539. If we had terminated Mr. Cargile’s employment other than for cause and in absence of a change in control as of January 2, 2010, Mr. Cargile would have received estimated severance payments totaling $598,204. Such payments would be increased in an amount sufficient to offset any excess “parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code, and/or any comparable provision of state or foreign law.

DIRECTOR COMPENSATION

Each of our non-employee directors receives cash compensation, consisting of annual retainer fees, chairman or lead independent director fees (if applicable), meeting participation fees, and equity-based awards. Such cash and equity compensation is discussed in more detail under the heading “Compensation Discussion and Analysis” above. The table below sets forth cash compensation earned by each non-employee director, and the grant date fair values of equity awards granted to each non-employee director, during the fiscal year ended January 2, 2010. All compensation of Mr. Phillippy is reported in the Summary Compensation Table above and has been excluded from the table below.

Director Compensation in Fiscal Year 2009

	Fees Earned or	Stock	Option	All Other
	Paid in Cash(1)	Awards(2)(4)	Awards(3)(4)	Compensation	Total
Name	($)	($)	($)	($)	($)
Robert L. Guyett	$66,281	$119,966	$–	$–	$186,247
Michael T. O’Neill	58,281	119,966	–	–	178,247
C. Kumar N. Patel	49,281	119,966	–	–	169,247
Kenneth F. Potashner	69,281	119,966	–	–	189,247
Peter J. Simone	56,281	119,966	–	–	176,247
Markos I. Tambakeras(5)	59,281	119,966	–	22,313	201,560
____________________

(1)	Reflects fees earned in 2009 by each non-employee director who served on our Board during 2009, including annual retainer fees and meeting fees for meetings which occurred during 2009. The fees for Mr. Potashner include additional fees for services in his role of Chairman of the Board.

(2)	Reflects the grant date fair values of restricted stock unit awards granted to each non-employee director on March 20, 2009. The grant date fair value of each award was determined based on the closing price of our common stock on the grant date, which was $4.18 per share. One-half of Mr. Tambakeras’ award vested on December 31, 2009 and one-half was forfeited on such date, as discussed in more detail in footnote (5) below. All other awards vested in full on the first anniversary of the grant date.

(3)	No stock options or stock appreciation rights were granted to any non-employee director during 2009.

(4)	The aggregate number of stock awards, consisting entirely of restricted stock units, and the aggregate number of stock options held by each non-employee director who served on our Board during 2009 as of January 2, 2010 were as follows:

	Aggregate Number of	Aggregate Number of
	Shares Underlying	Shares Underlying
	Outstanding Restricted	Outstanding Stock
Name	Stock Units	Options
Robert L. Guyett	28,700	50,000
Michael T. O’Neill	28,700	34,500
C. Kumar N. Patel	28,700	50,000
Kenneth F. Potashner	28,700	40,000
Peter J. Simone	28,700	23,500
Markos I. Tambakeras	–	–

(5)	Mr. Tambakeras resigned from the Board effective December 31, 2009. Pursuant to our agreement with Mr. Tambakeras relating to his resignation, a total of 16,778 outstanding restricted stock units, consisting of one-half of the restricted stock units awarded to him in 2009 (14,350 shares) and a portion of the restricted stock units awarded to him in 2008 (2,428 shares), which represented slightly less than a prorated portion of his outstanding awards based on his term of service, became fully vested and were settled on the effective date of his resignation. All other restricted stock units held by him were forfeited. The grant date value of the restricted stock units awarded to Mr. Tambakeras in 2009 is already included in the amount shown under the heading “Stock Awards” in the table above. The amount shown under the heading “All Other Compensation” for Mr. Tambakeras in the table above represents the market value on December 31, 2009 of the other 2,428 shares that vested and were issued to him upon his resignation, calculated based on the closing price of our stock on that date, which was $9.19 per share.

OTHER AGREEMENTS

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors, and certain other officers, which provide contractual protection of certain rights of indemnification by us. The indemnification agreements provide for indemnification of our officers and directors to the fullest extent permitted by our articles of incorporation, bylaws and applicable law. Under the agreements, we indemnify our officers and directors against all fees, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, and amounts paid in any settlement we approve) actually and reasonably incurred in connection with any investigation, claim, action, suit or proceeding to which any such officer or director is a party by reason of any action or inaction in his capacity as our officer or director or by reason of the fact that the officer or director is or was serving as our director, officer, employee, agent or fiduciary, or of any of our subsidiaries or divisions, or is or was serving at our request as our representative with respect to another entity, subject to limitations imposed by applicable law. We will not indemnify such officer or director, however, for expenses and the payment of profits arising from the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of four non-employee directors: Messrs. Guyett, O’Neill and Potashner and Dr. Patel, all of whom served on the Compensation Committee during 2009. In addition, Mr. Tambakeras served as a member of the Compensation Committee during 2009. None of the members serving on the Compensation Committee currently or during 2009 are or have been our officers or employees, and each member qualifies as an independent director as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules. No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, establishing, developing guidelines for, evaluating and approving all base salaries and annual and long-term cash and equity incentive compensation of Newport’s executive officers, and all other executive benefit plans, programs and agreements. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis” in Newport’s proxy statement for its 2010 annual meeting of stockholders. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that such information be included in such proxy statement.

Respectfully submitted,

Michael T. O’Neill, Chairman
Robert L. Guyett
C. Kumar N. Patel
Kenneth F. Potashner

The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Newport under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon the review of copies of such reports furnished to us and written representations that no other reports were required during fiscal year 2009 or prior fiscal years, all of our officers, directors and greater than ten percent stockholders have complied with all applicable Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

We have not entered into a transaction with any related person since the beginning of our 2009 fiscal year.

In accordance with our Corporate Governance Guidelines and the charter of the Audit Committee of our Board of Directors, the Audit Committee is responsible for reviewing and approving any proposed transaction with any related person for which such approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules. Currently, this review and approval requirement applies to any transaction to which Newport or any of our subsidiaries will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers; (b) any nominee for election as a director; (c) any security holder who is known to us to own of record or beneficially more than five percent of any class of our voting securities; or (d) any member of the immediate family (as defined in Regulation S-K, Item 404) of any of the persons described in the foregoing clauses (a)-(c).

In the event that management becomes aware of any related person transaction, management will present information regarding such transaction to the Audit Committee for review and approval. In addition, on at least an annual basis, the Audit Committee reviews and considers with management the disclosure requirements relating to transactions with related persons and the potential existence of any such transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth specified information with respect to the beneficial ownership of our common stock as of March 15, 2010 by: (1) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; (2) each of our named executive officers; (3) each of our directors; and (4) all of our directors and executive officers as a group.

	Number of Shares
	Beneficially Owned(2)
Name and Address of Beneficial Owners(1)	Number	Percentage
T. Rowe Price Associates, Inc.	3,911,761	10.3%
100 E. Pratt Street
Baltimore, MD 21202(3)
Michael W. Cook Asset Management, Inc.	3,594,029	9.9%
(d/b/a SouthernSun Asset Management)
6000 Poplar Avenue, Suite 220
Memphis, TN 38119(4)
Dimensional Fund Advisors LP	3,290,011	9.1%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746(5)
BlackRock, Inc.	3,098,319	8.5%
(and certain of its subsidiaries)
40 East 52nd Street
New York, NY 10022(6)
Van Den Berg Management	2,806,375	7.7%
805 Las Cimas Parkway, Suite 430
Austin, TX 78746(7)
Royce & Associates, LLC	2,122,187	5.8%
745 Fifth Avenue
New York, NY 10151(8)
Robert J. Phillippy(9)	386,758	1.1%
Charles F. Cargile(10)	347,058	*
Jeffrey B. Coyne(11)	235,028	*
C. Kumar N. Patel(12)	212,519	*
Gary J. Spiegel(13)	206,127	*
Robert L. Guyett(14)	192,470	*
Kenneth F. Potashner(15)	104,596	*
Michael T. O’Neill(16)	104,170	*
Peter J. Simone(17)	77,350	*
David J. Allen(18)	18,340	*
All executive officers and directors as a group (10 persons)(19)	1,884,416	5.0%
____________________

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each holder is c/o Newport Corporation, 1791 Deere Avenue, Irvine, California 92606.

(2)	The beneficial ownership is calculated based on 36,315,834 shares of our common stock outstanding as of March 15, 2010. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, restricted stock units and/or other rights held by that person that are exercisable and/or will be settled upon vesting within 60 days of March 15, 2010 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person. To our knowledge, except pursuant to applicable community property laws or as otherwise indicated, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)	Includes 1,731,811 shares of common stock that are deemed outstanding and beneficially owned directly by the holder subject to conversion of 2.5% convertible subordinated notes due 2012 issued by us in February 2007, which are held by the holder. The holder has sole voting power with respect to 740,027 shares of common stock and has sole dispositive power with respect to 3,911,761 shares of common stock. These securities are owned by various individual and institutional investors for which the holder serves as investment advisor with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, the holder is deemed to be a beneficial owner of such securities; however, the holder expressly disclaims that it is, in fact, the beneficial owner of such securities. The beneficial ownership information reflected in the table is included in the Schedule 13G, Amendment No. 3 filed by the holder with the Securities and Exchange Commission on February 11, 2010.

(4)	The holder has sole voting power with respect to 3,296,379 shares of common stock and has sole dispositive power with respect to 3,594,029 shares of common stock. The beneficial ownership information reflected in the table is included in the Schedule 13G filed by the holder with the Securities and Exchange Commission on February 16, 2010.

(5)	The holder has sole voting power with respect to 3,273,224 shares of common stock and has sole dispositive power with respect to 3,290,011 shares of common stock. The holder furnishes investment advice to four investment companies and serves as investment manager to certain commingled group trusts and separate accounts. In certain cases, subsidiaries of the holder may act as advisor or sub-advisor to certain investment companies, trusts and accounts. In its role as investment advisor, sub-advisor and/or manager, the holder possesses investment and/or voting power over shares owned by such investment companies, trusts and accounts and may be deemed to be the beneficial owner of such shares; however, all such securities are owned by such investment companies, trusts and accounts, and the holder disclaims beneficial ownership of such securities. The beneficial ownership information reflected in the table is included in the Schedule 13G, Amendment No. 5 filed by the holder with the Securities and Exchange Commission on February 8, 2010.

(6)	The beneficial ownership information reflected in the table is included in the Schedule 13G filed by the holder with the Securities and Exchange Commission on January 29, 2010, which amends the most recent Schedule 13G previously filed by Barclays Global Investors, NA and certain of its affiliates (which were acquired by the holder on December 1, 2009) with respect to our common stock.

(7)	Consists of 2,781,915 shares of common stock with respect to which the holder has shared voting and shared dispositive power, and 24,460 shares of common stock with respect to which the holder has sole voting and sole dispositive power. The beneficial ownership information reflected in the table is included in the Schedule 13G, Amendment No. 2 filed by the holder with the Securities and Exchange Commission on January 15, 2009.

(8)	The beneficial ownership information reflected in the table is included in the Schedule 13G, Amendment No. 8 filed by the holder with the Securities and Exchange Commission on January 26, 2010.

(9)	Includes options to purchase 275,000 shares of common stock and stock-settled stock appreciation rights with respect to 27,800 shares of common stock that are exercisable within 60 days of March 15, 2010; 27,800 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units; and 31,714 shares of common stock held by Mr. Phillippy and his spouse as trustees of a family trust.

(10)	Includes options to purchase 291,250 shares of common stock and stock-settled stock appreciation rights with respect to 13,900 shares of common stock that are exercisable within 60 days of March 15, 2010, and 13,900 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units.

(11)	Includes options to purchase 200,000 shares of common stock and stock-settled stock appreciation rights with respect to 11,140 shares of common stock that are exercisable within 60 days of March 15, 2010, and 11,140 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units.

(12)	Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 15, 2010; 28,700 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units; and 113,849 shares of common stock held by Dr. Patel and his spouse as trustees of a family trust.

(13)	Includes options to purchase 170,000 shares of common stock and stock-settled stock appreciation rights with respect to 9,170 shares of common stock that are exercisable within 60 days of March 15, 2010; 9,170 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units; and 5,028 shares held by Mr. Spiegel and his spouse as trustees of a family trust.

(14)	Consists of options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 15, 2010; 28,700 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units; and 113,770 shares of common stock held by Mr. Guyett as trustee of a family trust.

(15)	Includes options to purchase 40,000 shares of common stock that are exercisable within 60 days of March 15, 2010, and 28,700 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units.

(16)	Consists of options to purchase 34,500 shares of common stock that are exercisable within 60 days of March 15, 2010; 28,700 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units; and 40,970 shares of common stock held by Mr. O’Neill as trustee of a family trust.

(17)	Includes options to purchase 23,500 shares of common stock that are exercisable within 60 days of March 15, 2010, and 28,700 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units.

(18)	Consists of stock-settled stock appreciation rights with respect to 9,170 shares of common stock that are exercisable within 60 days of March 15, 2010, and 9,170 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units.

(19)	Includes options to purchase 1,134,250 shares of common stock and stock-settled stock appreciation rights with respect to 71,180 shares of common stock that are exercisable within 60 days of March 15, 2010, and 214,680 shares of common stock that are issuable within 60 days of March 15, 2010 upon the vesting of restricted stock units.

REPORT OF THE AUDIT COMMITTEE

Committee Members and Charter

The Audit Committee is comprised of three directors. None of the members of the Committee are or have been officers or employees of Newport and each member qualifies as an independent director as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules and Section 10A(m) of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 thereunder. Newport’s Board has determined that Messrs. Guyett and Simone are “audit committee financial experts” as defined by the regulations promulgated by the Securities and Exchange Commission.

The Committee operates under a written charter adopted by Newport’s Board. The Committee reviews its charter on an annual basis. A copy of the charter of the Audit Committee is available on Newport’s Internet site at www.newport.com/corporategovernance. Newport will also provide electronic or paper copies of the Audit Committee charter free of charge, upon request made to Newport’s Corporate Secretary.

Role of the Audit Committee

Newport’s management is responsible for Newport’s financial reporting process, including its systems of internal control over financial reporting, and for the preparation of its financial statements in accordance with generally accepted accounting principles. Newport’s independent auditors are responsible for auditing those financial statements. The role and responsibility of the Committee is to monitor and review these processes on behalf of the Board.

The members of the Committee are not employees of Newport and are not, nor do they represent themselves to be, accountants or auditors by profession, and they do not undertake to conduct auditing or accounting reviews or procedures. Therefore, in performing the Committee’s oversight role, the Committee necessarily must rely on management’s representations that it has maintained appropriate accounting and financial reporting principles or policies, and appropriate internal control over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and that Newport’s financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and on the representations of the independent auditors included in their report on Newport’s financial statements.

Report of the Audit Committee

The Committee held eight meetings during 2009, including telephonic meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, and Newport’s independent auditors. In addition to regularly scheduled meetings of the Committee, which correspond with the meetings of the Board held in February, May and November, the Committee held a meeting following the end of each quarter for the purpose of reviewing Newport’s annual or quarterly financial statements and its proposed public communications regarding its operating results and other financial matters. The Committee also held a special meeting in March 2009 relating to the dismissal of Ernst & Young LLP, and the appointment of Deloitte & Touche LLP, as Newport’s independent auditors.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements of Newport for the fiscal year ended January 2, 2010, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and the clarity of disclosures in the financial statements. During 2009, the Committee reviewed Newport’s quarterly financial statements and its proposed public communications regarding its operating results and other financial matters, and reviewed Newport’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing.

The Committee reviewed with Deloitte & Touche LLP, Newport’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Newport’s accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States.

The Committee discussed with Deloitte & Touche LLP the overall scope and plans for their annual audit and approved the fees to be paid to Deloitte & Touche LLP in connection therewith. The Committee also discussed with management and Deloitte & Touche LLP the adequacy and effectiveness of Newport’s disclosure controls and procedures and internal control over financial reporting. The Committee met separately with Deloitte & Touche LLP, without management present, to discuss the results of their examinations, their evaluations of Newport’s internal control over financial reporting, and the overall quality of Newport’s financial reporting.

The Committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). In addition, the Committee has received the written disclosures and the letter from Deloitte & Touche LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Committee concerning independence, and the Committee has discussed the independence of Deloitte & Touche LLP with that firm, including the compatibility of non-audit services with Deloitte & Touche LLP’s independence. The Committee has concluded that Deloitte & Touche LLP is independent from Newport and its management.

Based on the Committee’s review of the matters noted above and its discussions with Newport’s independent auditors and Newport’s management, the Committee recommended to the Board that the audited financial statements be included in Newport’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

Respectfully submitted,

Robert L. Guyett, Chairman
C. Kumar N. Patel
Peter J. Simone

The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Newport under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal Two
Ratification of Appointment of Independent Auditors

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, as our independent auditors for the fiscal year ending January 1, 2011. Deloitte audited our financial statements for the fiscal year ended January 2, 2010. Neither our bylaws nor the Nevada General Corporation Law requires the approval of the selection of the independent auditors by our stockholders, but in view of the importance of the financial statements to stockholders, our Board deems it desirable that our stockholders ratify the selection of our auditors.

A representative of Deloitte will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions. If this proposal is not approved, the Audit Committee will reconsider its selection of independent auditors.

Prior to the Audit Committee’s appointment of Deloitte, Ernst & Young LLP, or E&Y, served as our independent auditors. On March 30, 2009, the Audit Committee dismissed E&Y, and, on the same date, appointed Deloitte as our independent auditors for our fiscal year 2009.

E&Y’s audit report on our financial statements as of and for each of the two fiscal years ended January 3, 2009 and December 29, 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of our financial statements for each of the two fiscal years ended January 3, 2009 and December 29, 2007, and in the subsequent interim period through March 30, 2009, the date of the dismissal of E&Y, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its report, and (ii) there were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee’s determination to appoint Deloitte and to dismiss E&Y as its independent auditors was previously reported on a Current Report on Form 8-K filed by us on April 3, 2009. We provided E&Y with a copy of the above disclosures and requested that E&Y furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements and, if not, stating the respects in which it does not agree. A copy of the letter from E&Y was filed as Exhibit 16.1 to our Form 8-K filed on April 3, 2009.

During our two most recent fiscal years and during the interim period through March 30, 2009, neither the Company nor anyone acting on its behalf has consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report nor oral advice was provided by Deloitte that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Board of Directors recommends a vote “FOR” this proposal.

FEES BILLED BY DELOITTE & TOUCHE LLP

The table below reflects the aggregate fees billed for audit, audit-related, tax and other services rendered by Deloitte for our fiscal year ended January 2, 2010. Deloitte did not provide any services for our fiscal year ended January 3, 2009.

Year Ended
Fee Category	January 2, 2010
Audit Fees	$936,500
Audit-Related Fees	–
Tax Fees	116,887
All Other Fees	–
Total Fees	$1,053,387

Audit Fees

Audit fees consisted of fees for professional services rendered for: (i) the audit of our annual consolidated financial statements; (ii) the review of our consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) the review of our reports filed with the Securities and Exchange Commission and related public disclosures; (iv) the audit of our internal control over financial reporting to provide an attestation report on our internal control over financial reporting as required by the rules and regulations promulgated under Section 404 of the Sarbanes-Oxley Act of 2002; and (v) the review of accounting matters related to our asset exchange transaction with Oclaro, Inc., which was consummated in July 2009.

Audit-Related Fees

Deloitte did not provide any audit-related services for our fiscal year ended January 2, 2010.

Tax Fees

Tax fees consisted of fees for services relating to tax compliance and planning and preparation of tax returns.

All Other Fees

No other services were rendered by Deloitte to us for our fiscal year ended January 2, 2010.

Audit Committee Pre-Approval Policies and Procedures

Consistent with Securities and Exchange Commission rules, the Audit Committee has the responsibility for appointing, setting compensation for and overseeing the work of our independent auditors. As such, the Audit Committee has established a policy of pre-approving all audit and permissible non-audit services provided to us by our independent auditors. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise that make it necessary to engage our independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval prior to engagement. All audit and non-audit services provided by our independent auditors for our fiscal year 2009 were approved by the Audit Committee pursuant to this policy.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee reviewed and discussed the services, in addition to audit services, rendered by Deloitte during fiscal year 2009, as well as the fees paid therefor, and has determined that the provision of such other services by Deloitte, and the fees paid therefor, were compatible with maintaining Deloitte’s independence.

Proposal Three
Amendment to Restated Articles of Incorporation
to Declassify the Board of Directors and
Provide for the Annual Election of Directors

The Board of Directors is submitting for consideration by stockholders an amendment to our Restated Articles of Incorporation, as amended to date (the “Restated Articles”) to provide for the phased elimination over four years of the classified structure of our Board (the “Amendment”). In accordance with our Restated Articles and Restated Bylaws, the Board is currently divided into four classes, with the members of each class elected to serve staggered four-year terms. If the Amendment is approved, two Class III directors would stand for election at our 2011 annual meeting for a one-year term expiring at our 2012 annual meeting and they or their successors would stand for election for one-year terms thereafter. Our Class IV, Class I and Class II directors would continue to serve until the expiration of their terms at our 2012, 2013 and 2014 annual meetings, respectively, and they or their successors would then stand for election for one-year terms thereafter. Accordingly, if the Amendment is approved, all directors would be elected on an annual basis commencing in 2014. In all cases, each director would hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal, and vacancies that occur during the year would be appointed by the Board to serve until the next annual meeting.

If the Amendment is approved by stockholders, our Restated Articles will be amended to restate the language contained in subparagraph (c) of Article Fifth of the Restated Articles (which provides for the classified board structure) in its entirety to provide for the phased elimination of the classified structure as described above. The text of the proposed amendment to Article Fifth of the Restated Articles is set forth below. In addition, our Board has adopted, subject to approval of the Amendment by our stockholders, a resolution to make conforming changes to our Restated Bylaws.

Article Fifth, subparagraph (c) of the Restated Articles, would be amended to read as follows:

“(c)
Beginning with any Director elected at the 2011 annual meeting of stockholders, each Director shall be elected for a term of one (1) year. Any Director who was elected for a four (4) year term prior to the 2011 annual meeting of stockholders (each, a “Previously Elected Director”) shall serve the remainder of his or her four (4) year term, subject to his or her earlier resignation or removal. Upon the expiration of any term of a Previously Elected Director, each elected successor for such Director shall be elected for a one (1) year term.”

BACKGROUND

William C. Thompson, Jr., Comptroller of the City of New York, on behalf of the Boards of Trustees of various retirement and pension systems, previously submitted a non-binding proposal for adoption of a stockholder resolution requesting that our Board take the necessary steps to declassify the Board and establish annual elections of directors. Such proposal was included in our proxy statements for consideration by stockholders at both our 2008 and 2009 annual meetings. At our 2008 annual meeting, the proposal received approximately 52.5% of the total of the votes cast on the proposal and abstentions thereon and was therefore approved, but the affirmative votes represented only 37.7% of our outstanding shares as of the record date for the meeting. At our 2009 annual meeting, the proposal received approximately 66.6% of the total of the votes cast on the proposal and abstentions thereon, which represented 51.6% of our outstanding shares as of the record date for the meeting.

While the stockholder proposal was a non-binding proposal, the Board of Directors gives serious and deliberate consideration to the positions of our stockholders. After considering the level of support that the stockholder proposal received in 2009, our Board has approved the Amendment for submission to stockholders at the 2010 annual meeting, as the Board believes that our stockholders should be afforded the opportunity to decide whether or not the Board should be classified by voting on the proposed Amendment.

RECOMMENDATION

The Board of Directors believes that approval of an amendment to our Restated Articles to eliminate the classified structure of the Board would not be in the best interests of our company and our stockholders for the reasons described below and, therefore, the Board recommends a vote against this proposal.

We believe that a classified board enhances continuity and stability in our business and policies since a majority of the directors at any given time will have had prior experience and familiarity with our business. This continuity and stability fosters a greater focus on long-term strategic planning and other areas of oversight, thereby enhancing our value to stockholders. Our company is engaged in the development and manufacture of high technology products and solutions for a wide range of industries, including scientific research, microelectronics, aerospace and defense/security, life and health sciences and industrial manufacturing. We believe that the long-term perspective resulting from board continuity and stability is particularly important for a company such as ours, given the significant time, money and effort that is required to successfully develop and commercialize such products and solutions, the fundamentally unpredictable nature of technology development, and the inherent volatility in stock prices for technology companies. Four-year terms also support independent thought and action by non-employee directors, who need not worry about being renominated each year. Moreover, this continuity helps us attract and retain qualified individuals willing to commit the time and dedication necessary to understand our operations and our competitive environment, who we believe are therefore better able to make decisions that benefit our stockholders.

A classified board does not preclude takeover offers. Rather, in the event of an unfriendly or unsolicited effort to take over or restructure the company, the classified board structure facilitates our ability to obtain the best outcome for stockholders by giving us time to negotiate with the entity seeking to gain control of the company and to consider alternative methods of maximizing stockholder value. If a corporation has a classified board and a hostile bidder stages and wins a proxy contest at the corporation’s annual meeting, the bidder can replace approximately one-fourth of the existing directors at that meeting, meaning that the bidder would need to stage and win a second proxy contest at the next annual meeting to potentially gain control of the board. In contrast, if the corporation’s board was declassified, a hostile bidder could at the first annual meeting replace a majority of the directors with directors who are friendly to the bidder.

In the opinion of the Board of Directors, directors of a classified board are just as accountable to stockholders as those on an annually elected board. Since approximately one-fourth of our directors stand for election each year, stockholders have the opportunity annually to vote against, or withhold their votes from, those directors as a way of expressing any dissatisfaction with the Board of Directors or management. Our directors believe that they are no less attentive to stockholder concerns as a result of having been elected to four-year terms, and that they are equally accountable to the stockholders in years when they do not face re-election. The Board of Directors is committed to the highest quality of corporate governance and has adopted Corporate Governance Guidelines that, among other things, focus on the independence of our directors and the effective performance and functioning of the Board of Directors.

The affirmative vote of the holders of a majority of our shares of common stock outstanding as of the record date for the annual meeting is necessary for approval of this proposal. The Board of Directors recommends a vote “AGAINST” this proposal. Accordingly, if a vote is not specified in a proxy received in response to this solicitation, the proxy will be voted against this proposal.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By order of the Board of Directors

/s/ Jeffrey B. Coyne

Jeffrey B. Coyne
Senior Vice President, General Counsel
and Corporate Secretary

NEWPORT CORPORATION 1791 DEERE AVENUE IRVINE, CA 92606
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NEWPORT CORPORATION

Vote On Directors

1.	ELECTION OF TWO CLASS II DIRECTORS
TO SERVE FOR FOUR YEARS

Nominees:
	01)	C. Kumar N. Patel
	02)	Kenneth F. Potashner

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

The Board of Directors recommends a vote FOR all director nominees.

Vote On Proposals		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS NEWPORT’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 1, 2011	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 2.

3.	CONSIDERATION OF AN AMENDMENT TO NEWPORT’S RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposal 3.

4.	OTHER BUSINESS: In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

NEWPORT CORPORATION

     SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, MAY 18, 2010

By signing the proxy, the undersigned revokes all prior proxies and appoints Robert J. Phillippy and Charles F. Cargile, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Newport Corporation which the undersigned is entitled to represent and vote on the matters shown on the reverse side at the 2010 Annual Meeting of Stockholders of Newport Corporation to be held at the corporate headquarters, located at 1791 Deere Avenue, Irvine, California 92606, on May 18, 2010, at 9:00 a.m. Pacific Time, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE DIRECTOR NOMINEES, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY BE BROUGHT BEFORE THE MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)